UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Kosmos Energy Ltd.
(Name of Registrant as Specified in Its Charter)

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At **KOSMOS ENERGY**, our purpose is clear.

We are a leading deepwater exploration and production company focused on meeting the world's growing demand for cleaner energy.

As we deliver the energy the world needs, we strive to be a force for good in our host countries, accelerating economic and social progress.

A MESSAGE FROM OUR CHAIRMAN AND CEO
April 25, 2024
Fellow shareholders:
The global energy landscape continues to be overshadowed by the war in Ukraine, conflict in the Middle East, and subsequent disruptions to energy markets and supply routes. COP28 once again confirmed the importance of the Paris Agreement’s goal of keeping global warming to an increase of 1.5 degrees Celsius – but, importantly, noted that this must be achieved through a “just, orderly and equitable” energy transition. Against this backdrop, it is more important than ever that our purpose and vision remain clear and vibrant. I am proud to say that they do. Kosmos Energy is focused on meeting the world’s growing demand for secure, affordable, and cleaner energy now and in the future.
With oil production from our advantaged assets in Ghana, the U.S. Gulf of Mexico, and Equatorial Guinea, we are providing the world with the energy it needs today. At the same time, we are developing cleaner sources of energy for tomorrow through world-scale natural gas and LNG projects offshore Mauritania and Senegal. We believe it is not enough that we simply deliver this energy, our mission is that we should leave each country better off through Kosmos’ presence. Consequently, we strive to be a force for good in our host countries – acting responsibly, supporting a just and orderly energy transition, and accelerating economic and social progress.
Kosmos continued to deliver on its strategic objectives throughout 2023. We advanced our key development projects, which aim to deliver around 50% production growth from the second half of 2022. The start-up of Jubilee South East in Ghana was a major step toward achieving this goal and, we expect production from Winterfell in the U.S. Gulf of Mexico to be an important contributor as well. We expect that these milestones will be followed by first gas at Greater Tortue Ahmeyim offshore Mauritania and Senegal later this year. With these three projects, we are targeting an increase in production to around 90,000 barrels of oil equivalent per day by the end of 2024. As part of this growth, we expect to increase gas production from about 10% of overall production to around 25% during this period.
Beyond advancing our development projects, we also strengthened our portfolio of low cost, lower carbon investment opportunities. We delivered a significant oil discovery at Tiberius in the U.S. Gulf of Mexico, which added an attractive short-cycle oil development to our portfolio. Kosmos also assumed operatorship and a larger working interest at Yakaar-Teranga, which is a key asset in Senegal’s ‘Gas-to-Power’ and ‘Gas-to-Industry’ initiatives. These developments put Kosmos in a strong position to continue growing the value of the company beyond 2024.
Given the operational progress we are making and the additional opportunities we have unlocked, we can look ahead with a great deal of optimism. Kosmos expects to reach an important inflection point when our development projects come online and capital expenditures begin to fall. With higher production and lower capital, free cash flow is expected to increase and our priorities are to: strengthen the balance sheet through debt reduction, fund selective growth projects, and consider returns to shareholders at the right time.
As we pursue our strategy, Kosmos will continue to be guided by our belief that we can grow value for shareholders while prioritizing sustainability. With our advantaged oil and gas production, we can be a responsible producer that the world can count on to balance energy security and affordability with the need to lower emissions. For the third consecutive year, we have maintained carbon neutrality for our operated Scope 1 and Scope 2 emissions, and in 2023 we announced a new near-term target to reduce by 25% our Scope 1 equity emissions by 2026 from a 2022 baseline. We are making excellent progress towards this goal, which involves initiatives such as working with partners to eliminate routine flaring in Ghana and Equatorial Guinea.

Our commitment to sustainability remains a core value and has been recognized by stakeholders. MSCI, one of the leading ESG ratings agencies, awarded Kosmos its highest possible “AAA” rating for the second consecutive year, which puts us in the top 20% of companies across our sector. Similarly, Newsweek and Statista named Kosmos one of America’s Most Responsible Companies for the fourth consecutive year. A key part of our strategy is our ongoing commitment to operating responsibly. For us, this means that sustainability is never an add-on or an afterthought, but a commitment that begins with our board of directors and is embedded throughout the company from leadership to all our employees.
Kosmos is well-positioned to create value for shareholders. We offer investors a clear purpose, consistent strategy, top-quality assets with greater than 20 years of 2P reserves/production life, unique exposure to world-scale gas and LNG projects, multiple growth catalysts, and an important role in enabling a just and orderly energy transition in the countries where we work. We look forward to sharing more about this at our annual meeting. On behalf of the entire board of directors, I thank you for your participation, your continued trust, and the support you bring.
Sincerely yours,

Andrew G. Inglis
Chairman and Chief Executive Officer

Kosmos Energy Ltd.
8176 Park Lane, Suite 500
Dallas, Texas 75231
April 25, 2024
NOTICE OF VIRTUAL ANNUAL STOCKHOLDERS MEETING TO
BE HELD ON THURSDAY, JUNE 6, 2024
To the Stockholders of Kosmos Energy Ltd.:
You are cordially invited to attend the 2024 annual stockholders meeting of KOSMOS ENERGY LTD., a Delaware corporation (the “Company”), which will be held via virtual-only format on Thursday, June 6, 2024, at 8:00 a.m., Eastern Daylight Time. You will be able to attend the meeting virtually, vote your shares electronically, and submit your questions during the meeting by visiting: www.virtualshareholdermeeting.com/KOS2024 and following the instructions on your proxy card. The meeting will include the following agenda items:
1.	To elect three Class II directors to a three-year term to serve until the 2027 annual stockholders meeting;
2.
To ratify the appointment of Ernst &Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;

3.	To provide a non-binding, advisory vote to approve named executive officer compensation;
4.	To approve, on a non-binding advisory basis, the frequency of holding future non-binding, advisory votes on named executive officer compensation;
5.	Vote on a stockholder proposal, if properly presented at the meeting; and
6.	To consider such other business as may properly come before the annual stockholders meeting.
The Board of Directors of the Company has fixed the close of business on April 9, 2024 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting.
A record of the Company’s activities during 2023 and its financial statements as of and for the fiscal year ended December 31, 2023 is contained in the Company’s 2023 Annual Report on Form 10-K. The Annual Report on Form 10-K does not form any part of the material for solicitation of proxies. Our Chairman and CEO, Mr. Inglis, expects to report on our progress during the past year and respond to stockholders’ questions.
It is important that your shares be represented at the annual stockholders meeting, as a quorum of the stockholders must be present, either at the virtual meeting or by proxy, in order for the meeting to take place. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described herein so that your vote will be counted if you later decide not to attend the virtual meeting. Your vote and participation in our governance are very important to us. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. If you returned a proxy but then attend the virtual meeting, you may revoke the proxy and vote at the virtual meeting in accordance with the procedures described herein on all matters submitted at the meeting.
By order of the Board of Directors,

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April 25, 2024
Dallas, Texas
  2024 Proxy Statement | 1

CAST YOUR VOTE
We value each stockholder playing a part in Kosmos’ future. It is vital that you participate and vote your shares.
Proposals Which Require Your Vote
		Additional information	Board recommendation	Votes required for approval
PROPOSAL 1	To elect three Class II directors to a three-year term to serve until the 2027 annual stockholders meeting	Page 8	FOR	Majority of votes cast
PROPOSAL 2
To ratify the appointment of Ernst &Young LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and authorization of the Company’s Audit Committee of the Board of Directors to determine their remuneration
		Page 27	FOR	Majority of votes cast
PROPOSAL 3	To provide a non-binding, advisory vote to approve named executive officer compensation	Page 30	FOR	Majority of votes cast
PROPOSAL 4	To approve, on a non-binding advisory basis, the frequency of holding future non-binding, advisory votes on named executive officer compensation	Page 65	EVERY YEAR	Majority of votes cast
PROPOSAL 5	Stockholder Proposal	Page 66	AGAINST	Majority of votes cast
Vote Now
Even if you plan to attend this year’s virtual annual stockholders meeting, it is a good idea to vote your shares now, before the meeting, in the event your plans change. Whether you submit your proxy and vote via the Internet, by telephone or by mail, please have your proxy card or voting instruction form in hand and follow the instructions.
Via the Internet	By telephone	By mailing your proxy card

Visit 24/7 http://www.proxyvote.com	Dial toll-free 24/7 1-800-690-6903	Mark, sign and date your proxy card, and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
■ Review and download this Proxy Statement, a proxy card and our 2023 annual report ■ Request a hard copy of this Proxy Statement, a proxy card and our 2023 annual report
Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Stockholders Meeting to be Held on June 6, 2024. The Notice of Virtual Annual Stockholders Meeting, 2024 Proxy Statement, Proxy Card and 2023 Annual Report on Form 10-K are available under the SEC Filings link on the Investors’ page of our website at www.kosmosenergy.com. On this site, you will also be able to access any amendments or supplements to the foregoing materials that are required to be furnished. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission (the “SEC”).
2 |   2024 Proxy Statement

PROXY STATEMENT AND SUMMARY

2024 Virtual Annual Stockholders Meeting
These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kosmos Energy Ltd. for use at the 2024 annual stockholders meeting and any adjournments or postponements thereof. We refer to our Board of Directors as the “Board” and to Kosmos Energy Ltd. as “Kosmos,” the “Company,” “we” or “us.” The annual stockholders meeting will be held virtually on Thursday, June 6, 2024 beginning at 8:00 a.m., Eastern Daylight Time. You will be able to attend the meeting virtually, vote your shares electronically, and submit your questions during the meeting by visiting:
www.virtualshareholdermeeting.com/KOS2024
The items to be considered are summarized in the Notice of Virtual Annual Stockholders Meeting and more fully described in this Proxy Statement. The Notice of Virtual Annual Stockholders Meeting, this Proxy Statement, the enclosed Proxy Card and our 2023 Annual Report on Form 10-K are first being mailed and made available starting on or about April 25, 2024 to all record holders of our common shares as of the close of business on April 9, 2024. Our common shares represented by proxies will be voted as described below or as specified by each stockholder.
Stockholders will need the control number included on their notice of internet availability, proxy card or voting instruction form to be admitted to the virtual meeting as a stockholder, vote their shares and ask questions.
  2024 Proxy Statement | 3

PROXY SUMMARY
Corporate Governance Highlights and Practices
Our Board of Directors believes that high standards of corporate governance are an essential component of our corporate culture. At present, all of our non-employee directors are independent of management under the requirements of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all of our executive officers (including each of our named executive officers) and directors are in compliance with our robust share ownership guidelines.
We are proud of our Board’s independence and diversity with respect to gender and tenure. The following charts reflect our Board’s composition following the conclusion of the Annual Stockholders Meeting, assuming all director nominees are elected.

4 |   2024 Proxy Statement

PROXY SUMMARY
Our Board members also have a diversity of experience and a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of the Company’s stockholders. The following chart highlights the key characteristics the Board believes qualify its current members to serve the interests of the Company’s stockholders.

  2024 Proxy Statement | 5

PROXY SUMMARY
Sustainability Highlights
At Kosmos, our purpose is clear: we work to supply the energy the world needs today, find and develop cleaner energy for the future, and be a force for good in our host countries. Operating in a safe, responsible, and environmentally sound manner is critical to achieving this goal. Kosmos is dedicated to upholding our Business Principles and acting as a force for good in our host countries.
Our approach to sustainability and reporting on progress is informed by:
1.	The United Nations (U.N.) Sustainable Development Goals (SDGs)
2.	The U.N. Global Compact’s Ten Principles
3.	Task Force on Climate-related Financial Disclosures (TCFD) Recommendations
4.	The Sustainability Accounting Standards Board (SASB) Sustainability Disclosure Topics and Accounting Metrics for Oil & Gas Exploration & Production
The Company’s latest Sustainability Report was published in May 2023 and covers our full environmental, social and governance (“ESG”) agenda, including the actions we have taken to mitigate climate-related risks and enhance the resiliency of our business. Ernst &Young LLP independently reviewed our ESG performance data, reinforcing our commitment to transparency and openness. The report also demonstrates how we are delivering on our ongoing commitment to being both a responsible company and a long-term partner focused on helping our host nations reach their potential.
We are proud of the work we have done to operate responsibly.
Safety
■
Total Recordable Injury Rate in 2023 (0.42) was better than our target (< 0.50); Lost Time Incident Rate in 2023 (0.21) was better than our target (<0.25); and Hydrocarbon spills in 2023 (none) was better than our target (<1 Bbl).

Environment
■	Announced a new climate target to reduce absolute Scope 1 equity emissions by 25% by 2026, compared to a 2022 baseline.
■
Maintained carbon neutrality for Scope 1 and Scope 2 operated emissions for our operated production in 2021, 2022 and 2023, and have identified a pathway to help maintain it through continual monitoring of emissions, assessment of emission reduction opportunities, and, for residual emissions, investment in high-quality carbon offset projects.

Transparency
■
Maintained an industry-leading position on transparency by continuing to publish our petroleum agreements and production sharing contracts with host governments, as well as disclosing our payments to governments at the project level.

Social Investment
■
Since its founding, the Kosmos Innovation Center has trained more than 5,000 aspiring entrepreneurs, leading to the creation of more than 200 promising start-ups, across Ghana, Senegal, and Mauritania.

■
Launched Ra’idat, a two month workshop providing seed funding, training, and networking opportunities for female entrepreneurs in Mauritania. 15 young entrepreneurs went through the inaugural Ra’idat program.

6 |   2024 Proxy Statement

PROXY SUMMARY
What We Do	What We Don’t Do

✔ Pay-for-Performance—we align pay and performance by awarding a majority of the compensation paid to our executives in the form of “at-risk” performance-based compensation linked to Company and individual performance

✔ Balanced Short-Term and Long-Term Compensation—we grant compensation that discourages short-term risk taking at the expense of long-term results

✔ Independent Compensation Consultant—our Compensation Committee engages an independent compensation consultant

✔ Share Ownership Guidelines—our executive officers are subject to robust share ownership guidelines, further aligning their interests with our stockholders

✔ Compensation Recoupment Policies—we maintain a Financial Restatement Compensation Recoupment Policy and a Detrimental Conduct Compensation Recoupment Policy applicable to our executive officers

✔ Risk Mitigation—we have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we perform an annual risk assessment of our executive compensation programs

✘ No Excise Tax Gross-Ups—we do not provide our executives with gross-ups for the excise tax that would be imposed on the executives under Section 4999 of the Internal Revenue Code, if they received “excess” payments and benefits in connection with a change in control

✘ No Special Executive Defined Benefit Retirement Programs—we do not provide special executive defined benefit retirement programs

✘ No Excessive Perquisites—consistent with our pay-for-performance philosophy, we do not provide our executives with excessive perquisites

✘ No Guaranteed Payouts—we do not grant cash or equity incentive compensation with guaranteed payouts

✘ No Hedging Shares—we do not permit our employees, including our named executive officers, to engage in hedging transactions in the Company’s securities, unless our General Counsel provides prior written authorization

✘ No Top-Up Share Grants—no additional issuance of equity awards to compensate for losses in value of outstanding equity awards

  2024 Proxy Statement | 7

PROPOSAL 1
To elect three Class II directors to a three-year term to serve until the 2027 annual stockholders meeting
The Board currently consists of eight directors. The Company’s Certificate of Incorporation divides our directors into three classes. One class is elected at each annual stockholders meeting, to hold office for a three-year term. Current Class II directors, Mr. Adebayo O. Ogunlesi, Ms. Deanna L. Goodwin and Sir John Grant if re-elected, will serve a three-year term until the 2027 annual stockholders meeting.
Our Bylaws provide that our Board shall consist of not less than five and not more than 15 directors, as determined by the Board. Our stockholders do not have cumulative voting rights and, accordingly, the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, can elect each of the directors then standing for election. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.
We are soliciting proxies in favor of the election of each of the director nominees identified below. We intend that all properly executed proxies will be voted for these nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the annual stockholders meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board.
As of the date of this Proxy Statement, the Board has no reason to believe that any of the persons named below will be unable or unwilling to stand as a nominee or serve as a director, if elected. The Board believes that each nominee has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve on the Board. Ages are correct as of the date of this Proxy Statement.
8 |   2024 Proxy Statement

PROPOSAL 1
Class II Director Nominees

Adebayo (“Bayo”) O. Ogunlesi
Current Class II Director
Age: 70
Director since: 2011
Committees:
 ■ Compensation Committee (Chair)
Other current public directorships:
 ■ Top Golf Callaway Brands
 ■ Goldman Sachs Group Inc.

Since 2006, Mr. Ogunlesi has been Chairman and CEO of Global Infrastructure Partners (“GIP”), a private equity firm that invests in infrastructure assets in the energy, transport and water sectors, in both OECD and select emerging market countries. Mr. Ogunlesi previously served as Executive Vice Chairman and Chief Client Officer of Credit Suisse’s Investment Banking Division with senior responsibility for Credit Suisse’s corporate and sovereign investment banking clients. From 2002 to 2004, he was Head of Credit Suisse’s Global Investment Banking Department. Mr. Ogunlesi is a Director of Top Golf Callaway Brands and the Goldman Sachs Group, Inc. Mr. Ogunlesi holds a Bachelor of Arts degree in Politics, Philosophy and Economics with First Class Honors from Oxford University, a Juris Doctor (magna cum laude) from Harvard Law School and a Master of Business Administration from Harvard Business School. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi served as a Director of our predecessor Kosmos Energy Holdings since 2004. For these reasons, we believe he is well qualified to serve on our Board.

Deanna L. Goodwin
Current Class II Director
Age: 59
Director since: 2018
Committees:
 ■ Health, Safety, Environment and Sustainability Committee (Chair)
 ■ Compensation Committee
Other current public directorships:
 ■ Arcadis NV
 ■ Oceaneering International Inc.

Ms. Goodwin currently serves as a Director of Arcadis NV, where she also serves as Chair of the Audit Committee, and as a Director of Oceaneering International Inc., where she is a member of the Audit Committee. Ms. Goodwin served as President of the North America region of Technip, a global engineering, construction and services company specializing in supporting the energy industry, from 2013 to 2017. She served as Chief Operating Officer, Offshore North America at Technip from 2012 to 2013. Prior thereto, she served as Senior Vice President and Chief Financial Officer of Technip USA, Inc. Previously, Ms. Goodwin led the integration of the $1.3 billion acquisition of Global Industries by Technip. From 1993 to 2007, Ms. Goodwin served in various capacities for Veritas DGC, a leading provider of geophysical information and services to oil and gas companies worldwide, including President of the North and South America Region. Earlier in her career, Ms. Goodwin served as an Audit Manager at Price Waterhouse. Ms. Goodwin received her Bachelor of Commerce degree in Accounting from the University of Calgary in Canada and her Chartered Accountant designation from the Canadian Institute of Chartered Accountants. For these reasons, we believe she is well qualified to serve on our Board.

  2024 Proxy Statement | 9

PROPOSAL 1

Sir John Grant
Current Class II Director
Age: 69
Director since: 2023
Committees:
 ■ Health, Safety, Environment and Sustainability Committee
 ■ Nominating and Corporate Governance Committee
Other current public directorships:
 ■ None

Sir John Grant was previously a member of the Advisory Council of Essar Oil (UK) Limited, a UK-focused downstream energy company, from July 2021 to November 2023, and served as Vice President of International Government Relations at Anadarko Petroleum Corporation from October 2016 until his retirement in 2019. Prior to that, he served as Executive Vice-President of Policy and Corporate Affairs at BG Group from 2009 to 2015 with responsibility for government affairs, corporate responsibility and communications. Before joining BG Group in 2009, he had served as President of BHP Billiton Europe since 2007. Prior to that he had been a member of the British Foreign Service from 1976 to 2007, holding posts in Stockholm, Moscow and Brussels, where he was the UK’s Permanent Representative to the European Union from 2003 to 2007. Mr. Grant has a degree in modern languages from Cambridge University. For these reasons, we believe he is well qualified to serve on our Board.

Nomination of Directors by Stockholders
Our stockholders may nominate directors to the Board by giving timely notice of the nomination in writing to the Secretary of the Company. Such notice must contain specified information about the nomination. Our Bylaws detail the timelines and informational requirements for stockholder nominations in greater detail. At this time, the Board has not established any minimum qualifications or skills for directors that are either nominated or recommended by our stockholders, although we generally consider a nominee’s diversity, experience, industry knowledge and background. To ensure we have a diverse group of potential director nominees for consideration, our nominee search includes candidates from both corporate positions beyond the executive suite and from non-corporate environments (e.g., government, academia and non-profit organizations), and includes both male and female candidates. The Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualified candidates for membership on the Board.
Vote Required
Directors will be elected by a majority of the votes cast at the annual stockholders meeting, at which a quorum is present. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.
Recommendation
FOR	The Board recommends that stockholders vote “FOR” all the nominees for director. If not otherwise specified, proxies will be voted “FOR” all the nominees for director.
10 |   2024 Proxy Statement

PROPOSAL 1
Continuing Directors (Current Class III Directors with Terms Expiring in 2025)
Steven M. Sterin Current Class III Director Age: 52 Director since: 2019 Committees: ■ Audit Committee (Chair) ■ Compensation Committee Other current public directorships: ■ DuPont de Nemours, Inc.
Mr. Sterin currently serves on the Board of Directors of DuPont de Nemours, Inc. and is the Chair of its Audit Committee and a member of its Sustainability, Public Policy, Environment and Health and Safety Committee. Mr. Sterin was previously Co-Founder & President of G&S Energy Holdings, LLC, an independent energy company focused on the acquisition, safe operation and optimization of downstream and renewable energy assets in the U.S., from August 2021 to December 2022. He currently serves as a Senior External Advisor to McKinsey & Company, a role he also held from June 2019 until August 2021 before returning in April 2023. Mr. Sterin was most recently an Executive Vice President and the Chief Financial Officer of Andeavor & Andeavor Logistics from 2014 until the merger with Marathon Petroleum Company in October 2018. He served as President of Andeavor Logistics from 2017 to October 2018 and was a member of the Board of Directors for Andeavor Logistics GP, LLC from 2014 to 2018. Mr. Sterin was also responsible for Corporate Strategy & Business Development for both companies from 2016 to 2017. From 2007 to 2014, Mr. Sterin was the Senior Vice President and Chief Financial Officer for Celanese Corporation, a global technology and specialty material company. During his eleven years with Celanese, he served as Corporate Controller and Principal Accounting Officer as well as held other financial and business leadership roles. Prior to his tenure at Celanese, Mr. Sterin spent six years with Reichhold, Inc., a global chemical company, in a variety of financial positions, including Director of Tax and Treasury in the Netherlands, Global Treasurer and Vice President of Finance. Mr. Sterin’s career started with PriceWaterhouseCoopers. Mr. Sterin also has experience with technology and cyber security services. Mr. Sterin holds a Master’s degree in Professional Accounting and a Bachelor’s degree in Business Administration and Accounting, which he earned concurrently at the University of Texas at Austin. He is a Certified Public Accountant in Texas. For these reasons, we believe he is well qualified to serve on our Board.

  2024 Proxy Statement | 11

PROPOSAL 1
Continuing Directors (Current Class III Directors with Terms Expiring in 2025)

J. Mike Stice
Current Class III Director
Age: 65
Director since: 2023
Committees:
 ■ Nominating and Corporate Governance Committee
 ■ Audit Committee
Other current public directorships:
 ■ Marathon Petroleum Corporation
 ■ MPLX GP LLC

Mr. Stice currently is a Director of Marathon Petroleum Corporation, where he serves on the Audit Committee, the Corporate Governance and Nominating Committee and the Sustainability and Public Policy Committee, and is a Director of MPLX GP LLC. Mr. Stice is a professor at the University of Oklahoma and previously served as the Dean, Mewbourne College of Earth and Energy. Mr. Stice began his career in 1981 with Conoco, as an associate engineer. He held engineering positions of increasing responsibility prior to being named plant manager of Louisiana Gas System Inc. in 1987. In 1991, Mr. Stice was named district manager for the Oklahoma district. He was appointed managing director of Conoco Australia Pty. Ltd. in 1995 and president, Conoco Asia Pacific Ltd. in 1997. Mr. Stice was promoted to president of Conoco Energy Solutions in 2001 and president of ConocoPhillips Qatar in 2003. In 2008, Mr. Stice was named president and chief operating officer of Chesapeake Midstream Development, L.P., a wholly owned subsidiary of Chesapeake Energy Corporation, and senior vice president of natural gas projects for Chesapeake. In 2009, he was named chief executive officer of Chesapeake Midstream Partners, L.P. Mr. Stice was designated a director of Chesapeake Midstream Partners, which changed its name to Access Midstream in 2012. He continued as chief executive officer until his retirement in 2014. Mr. Stice served as Dean, Mewbourne College of Earth and Energy at the University of Oklahoma since August 2015 and assumed his current position in January 2023. He is a former director of MarkWest Energy Partners, L.P. and Spartan Acquisition III Corp.. Mr. Stice holds a bachelor’s degree in chemical engineering from the University of Oklahoma, a master’s degree in business from Stanford University, and a doctorate in education from The George Washington University. For these reasons, we believe he is well qualified to serve on our Board.

12 |   2024 Proxy Statement

PROPOSAL 1
Continuing Directors (Current Class III Directors with Terms Expiring in 2025)

Roy A. Franklin
Current Class III Director
Age: 70
Director since: 2021
Committees:
 ■ Audit Committee
 ■ Nominating and Corporate Governance Committee (Chair)
Other current public directorships:
 ■ Wood plc

Mr. Franklin currently serves as Chair of the international energy services group, Wood plc (“Wood”). In Mr. Franklin’s current role at Wood, he has overseen the company’s strategic positioning for the energy transition, broadening the company’s core activities from oilfield services to sustainable energy infrastructure, delivering solutions for a net-zero future. Wood is recognized as a sector leader in ESG matters and Mr. Franklin’s experience in this area is invaluable to Kosmos as it continues to navigate the energy transition. Mr. Franklin was also on the Board of Directors of Energean plc from October 2021 to November 2023. He was previously the Chairman of Premier Oil plc, a UK-based independent oil and gas exploration company, from 2017 until its acquisition in 2021, the Chairman of privately-held Energean Israel Ltd from 2017 to 2021, and the Deputy Chairman of Equinor A/S from 2015 until 2019. In addition to those listed above, he has served on the boards of a number of other international companies in non-executive roles, including Kerogen Capital LLC from 2011 to 2021, Statoil A/S from 2007 until 2013, Santos Ltd from 2006 until 2017, Keller Group plc from 2007 until 2016, and Amec Foster Wheeler Plc from 2016 until 2017 when it was acquired by Wood. Mr. Franklin began his career at BP where he spent 18 years in roles of increasing responsibility. He then joined Clyde Petroleum plc as Group Managing Director and served as CEO of Paladin Resources plc from 1997 until its acquisition by Talisman Energy in 2005. In 2004 he was awarded the Order of the British Empire, and in 2006 the Petroleum Group Medal of the Geological Society of London, both in recognition of his services to the UK oil and gas industry. Mr. Franklin earned his Bachelor of Science in Geology in 1973 from the University of Southampton, UK. For these reasons, we believe he is well qualified to serve on our Board.

  2024 Proxy Statement | 13

PROPOSAL 1
Continuing Directors (Current Class I Directors with Terms Expiring in 2026)
Andrew G. Inglis Chairman and Current Class I Director Age: 65 Director since: 2014 Committees: None Other current public directorships: None

Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering. For these reasons, we believe he is well qualified to serve on our Board.

Maria Moræus Hanssen
Current Class I Director
Age: 59
Director since: 2023
Committees:
 ■ Audit Committee
 ■ Health, Safety, Environment and Sustainability Committee
Other current public directorships:
 ■ Scatec ASA
 ■ SLB

Ms. Maria Moræus Hanssen has been an independent director of SLB since 2020 and serves on the Compensation Committee, the Nominating & Governance Committee, and as Chair of the New Energy and Innovation Committee. She has also served on the board of Scandinavian public company Scatec ASA since April 2020, and she previously served on the board of Scandinavian public company Alfa Laval AB from April 2019 to April 2023. She previously served as deputy chief executive officer and chief operating officer of Wintershall Dea GmbH, a German-based oil and gas producer, from May 2019 to December 2019, following the merger between DEA Deutsche Erdoel AG (DEA) and Wintershall Holding GmbH. Prior to that, she served as chief executive officer of DEA and as chair of its management board from January 2018 until April 2019. Before joining DEA, she served as chief executive officer of ENGIE E&P International SA and as head of the E&P business unit for the ENGIE Group in Paris from 2015 to 2017. Ms. Moræus Hanssen served in various management and operations roles at Aker from 2008 to 2013, Statoil (now Equinor) from 2007 to 2008, and Norsk Hydro from 1992 to 2007, and also serves in director and chair roles on various private company, municipal and non-profit boards. She previously served as deputy chairman and audit committee chair of Yara International ASA from 2015 to May 2019. Ms. Moræus Hanssen has a Master of Petroleum Engineering from the Norwegian University of Science and Technology, a Master of Petroleum Economics from IFP School and a corporate director certificate from Harvard Business School (2021). For these reasons, we believe she is well qualified to serve on our Board.

14 |   2024 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Board Composition
As of the date of this Proxy Statement, our Board has eight directors. Our Bylaws provide that the Board shall consist of not less than five directors and not more than 15 directors, and the number of directors may be changed only by resolution adopted by the affirmative vote of a majority of the entire Board. No decrease in the number of directors may shorten the term of any incumbent director.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis. The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer, Mr. Inglis, because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership.
Committees of the Board of Directors
As of the date of this Proxy Statement, our Board has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety, Environment and Sustainability Committee, and may have such other committees as the Board shall determine from time to time. Pursuant to the NYSE’s corporate governance standards, we are required to have an audit committee, a compensation committee and a nominating and corporate governance committee.
We are required to perform an annual performance evaluation of our Audit, Compensation and Nominating and Corporate Governance Committees. As of the date hereof, we are in compliance with the NYSE corporate governance requirements, including with respect to independence requirements for each of our Audit, Compensation and Nominating and Corporate Governance Committees.
As of the date of this Proxy Statement, the composition of the Committees of the Board of Directors is:
Director	Audit Committee	Compensation Committee	Health, Safety, Environment and Sustainability Committee	Nominating and Corporate Governance Committee
Andrew G. Inglis
Roy A. Franklin	Member			Chair
Deanna L. Goodwin		Member	Chair
Adebayo O. Ogunlesi		Chair
Steven M. Sterin	Chair	Member
Maria Moræus Hanssen	Member		Member
J. Mike Stice	Member			Member
Sir John Grant			Member	Member
Financial Expert
  2024 Proxy Statement | 15

CORPORATE GOVERNANCE MATTERS
As of the date of this Proxy Statement, each of the standing Committees of the Board had the composition and responsibilities described below.
Audit Committee
Audit Committee
The Audit Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

 ■ Our Board has determined that all of the members are financially literate.

 ■ Our Board has determined that each of Mr. Sterin, Mr. Stice and Ms. Moræus Hanssen is an “audit committee financial expert” as described in Item 407(d)(5) of Regulation S-K.

Primary Responsibilities:

 ■ Recommend, through the Board, to the stockholders on the appointment and termination of our independent auditors;

 ■ Review the proposed scope and results of the independent auditors’
audit;

 ■ Review and approve the independent auditors’ audit and non-audit services rendered;

 ■ Approve the audit fees to be paid (subject to authorization by our stockholders to do so);

 ■ Review accounting and financial controls with the independent auditors and our financial and accounting staff;

 ■ Recognize and prevent prohibited non-audit services;

 ■ Establish procedures for complaints received by us regarding accounting matters;

 ■ Oversee internal audit functions;

 ■ Oversee the resource and reserve process, including the external reporting of resource and reserve information;

 ■ Review and approve the report of the Audit Committee that SEC rules require to be included in this Proxy Statement; and

 ■ Oversee information and cybersecurity risks, including receiving updates from company executives on information security matters at least quarterly and more often as necessary.

The Audit Committee Charter:

 ■ Was approved by the Board on May 9, 2011 (as amended on April 3, 2012 and further updated on May 2, 2019, on June 10, 2020 and on
December 5, 2023) and is reviewed annually; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The Report of the Audit Committee is set forth on page 29 of this Proxy Statement.

Members: Steven M. Sterin, Chair Roy A. Franklin Maria Moræus Hanssen J. Mike Stice Meetings in 2023: 4
16 |   2024 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Compensation Committee
Compensation Committee
The Compensation Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act and qualify as “non-employee directors” for purposes of Rule 16b-3 under the
Exchange Act.

Compensation Committee Interlocks:

 ■ No member of the Compensation Committee has been at any time an employee or an officer of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Primary Responsibilities:

 ■ Review and approve the compensation arrangements for our executive officers, including the compensation for our Chief Executive Officer;

 ■ Review and approve compensation for our directors;

 ■ Periodically review, in consultation with our Chief Executive Officer, our management succession planning;

 ■ Review and evaluate our executive compensation and benefits policies generally, including review and recommendation of any incentive compensation and equity-based plans;

 ■ Prepare the report of the Compensation Committee that SEC rules require to be included in the Proxy Statement or Annual Report on Form 10-K, review and discuss the Company’s Compensation Discussion and Analysis with management and provide a recommendation to the Company’s Board regarding the inclusion of the Compensation
Discussion and Analysis in the Proxy Statement or Form 10-K;

 ■ Retain and terminate any advisors, including any compensation consultants, and approve any such advisors’ fees and other retention terms; and

 ■ Delegate its authority to subcommittees or the Chair of the Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

The report of the Compensation Committee is set forth on page 49 of this Proxy Statement.

Members: Adebayo O. Ogunlesi, Chair Deanna L. Goodwin Steven M. Sterin Meetings in 2023: 3
  2024 Proxy Statement | 17

CORPORATE GOVERNANCE MATTERS
Nominating and Corporate Governance Committee
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is a separately designated standing Committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities:

 ■ Identify and nominate members for election to the Board;

 ■ Review and approve transactions between us and our directors, officers and affiliates;

 ■ Develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

 ■ Oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee Charter:

 ■ Was approved by the Board on May 9, 2011 and is reviewed periodically; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Roy A. Franklin, Chair Sir John Grant J. Mike Stice Meetings in 2023: 1
18 |   2024 Proxy Statement

CORPORATE GOVERNANCE MATTERS
Health, Safety, Environment and Sustainability Committee
Health, Safety, Environment and Sustainability Committee
Membership:

 ■ Our Board has determined that all members are independent directors as defined by the NYSE rules and Rule 10A-3 of the Exchange Act.

Primary Responsibilities:

 ■ Health, Safety and Environment:

   ■ Oversee the establishment of targets and objectives for health, safety, and environmental performance;

   ■ Monitor medium- and long-term performance versus targets and objectives;

   ■ Review health, safety, security, and environmental policies at least every three years or additionally as needed;

   ■ Monitor the regular public reporting of progress against stated Health,
Safety, Environment and Sustainability (HSES) targets and initiatives;

   ■ Review the effectiveness of emergency and incident response plans;

   ■ Review major incidents that may impact the company’s performance and license to operate;

   ■ Monitor the identification, management and mitigation of significant
HSE risks; and

 ■ Sustainability:

   ■ Oversee the establishment of targets and objectives related to climate change as well as monitor performance against those targets and objectives;

   ■ Ensure and monitor regular public and transparent reporting of progress against sustainability and climate change targets and initiatives;

   ■ Review the Company’s Climate Change Policy;

   ■ Monitor the Company’s identification, management and mitigation of climate-related risks and opportunities; and

   ■ Review and approve the Company’s annual Sustainability Report.

The Health, Safety, Environment and Sustainability Committee Charter:

 ■ Was approved by the Board on May 6, 2011 (as amended on March 10,
2022) and is reviewed periodically; and

 ■ Is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.

Members: Deanna L. Goodwin, Chair Maria Moræus Hanssen Sir John Grant Meetings in 2023: 4
  2024 Proxy Statement | 19

CORPORATE GOVERNANCE MATTERS
Meetings of the Board of Directors and Committees
The Board held six meetings during 2023. During 2023, no incumbent director attended fewer than 75% of the aggregate total number of meetings of the Board held during the period in which he or she was a director. We expect, but do not require, our directors to attend our annual stockholders meetings. All of the then serving directors attended the annual stockholders meeting held by the Company in June 2023.
Director Independence
Pursuant to the NYSE’s corporate governance standards, we are required to have a majority independent Board.
The Board has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, the Board has determined that each of Ms. Goodwin, Mr. Ogunlesi, Mr. Sterin, Mr. Franklin,
Ms. Moræus Hanssen, Mr. Stice and Sir John Grant are “independent directors” as defined by the NYSE rules and Rule 10A-3 of the Exchange Act. Accordingly, as of the date hereof, we are in compliance with the NYSE’s majority independent Board requirement.
There are no family relationships among any of our executive officers, directors or nominees for director.
Board’s Role in Risk Oversight
Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.
Under its charter, the Audit Committee of the Board reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters, the Company's information security controls and procedures, and its process and procedures for managing cybersecurity risks, as well as liquidity risks and guidelines and policies and procedures for monitoring and mitigating risks.
Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year in relation to specific proposed actions. The Board’s other standing Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. See “Executive Compensation—Compensation Risk Assessment” below. The Board is kept abreast of its Committees’ risk oversight and other activities through reports of the Committee chairs to the full Board.
Specifically relating to enterprise risk management during 2023, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics applicable to our employees, directors and officers, in accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Any waiver of this Code may be made only by the Board. In accordance with applicable U.S. federal securities laws and the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Code of Business Conduct and Ethics. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary. The Code of Business Conduct and Ethics is also available under the Corporate Governance link on the Investors’ page of our website at
20 |   2024 Proxy Statement

CORPORATE GOVERNANCE MATTERS
www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to or waivers of the Code of Business Conduct and Ethics on our website at www.kosmosenergy.com. Our Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
We aim to maintain a diverse workforce and an inclusive culture, which improves our business performance and creates a fair, safe and respectful work environment for everyone. Our approach to diversity and equal opportunity focuses on the full employee life-cycle, including hiring and onboarding, learning and development, performance management, reward and recognition, progression and retention. While we do not have a formal diversity policy, we comply with all laws and regulations relating to equal opportunities and non-discrimination. Furthermore, our Code of Business Conduct and Ethics includes a prohibition on discrimination of any criteria prohibited by law and the Nominating and Corporate Governance Committee has adopted a resolution to consider gender diversity as one of the factors in identifying qualifying candidates for membership on the board. Our diversity and equal opportunity approach is periodically reviewed.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE. In accordance with the corporate governance rules of the NYSE, we will provide any person, without charge and upon request, with a copy of our Corporate Governance Guidelines. Requests should be directed to us at Kosmos Energy Ltd., 8176 Park Lane, Dallas, Texas 75231, Attention: Corporate Secretary. The Corporate
Governance Guidelines are also available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. We will disclose any amendments to the Corporate Governance Guidelines on our website at www.kosmosenergy.com.
Communications with the Board
Stockholders and other interested parties may communicate directly with our Board by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Board.
Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to: Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the independent directors.
Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. To submit a complaint, you may send a written communication in an envelope addressed to: Audit Committee, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane,
Suite 500, Dallas, Texas 75231. Any such complaints received or submitted will be promptly forwarded by the Corporate Secretary to the Chair of the Audit Committee, to take such action as may be appropriate.
Stockholders and other interested parties may communicate directly with our Chairman of the Board by sending a written communication in an envelope addressed to: Chairman of the Board of Directors, c/o Corporate Secretary, Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231. These communications will be promptly forwarded by the Corporate Secretary to the Chairman of the Board.
Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as business solicitations; junk mail, mass mailings and spam; new product and new services suggestions; resumes and other employment inquiries; and surveys.
  2024 Proxy Statement | 21

DIRECTOR COMPENSATION
2023 Director Compensation
The following table lists the individuals who served as our non-employee directors in 2023 and summarizes their 2023 compensation. Mr. Inglis did not receive any compensation for his service as a director in 2023.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Roy A. Franklin	109,384	170,000	—	279,384
Deanna L. Goodwin	100,000	170,000	—	270,000
Adebayo O. Ogunlesi	100,000	170,000	—	270,000
Steven M. Sterin	125,000	170,000	—	295,000
Maria Moræus Hanssen(3)	51,575	190,493	—	242,068
J. Mike Stice(4)	51,575	190,493	—	242,068
Sir John Grant(5)	51,575	190,493	—	242,068
Sir Richard Dearlove(6)	48,425	—	—	48,425
(1)
Each of our non-employee directors is entitled to (i) an annual cash retainer for service on the Board and (ii) an additional cash retainer if the director chairs a Board committee, in each case, paid quarterly and, if applicable, prorated for the portion of the year that the director serves on the Board or committee. The table below sets forth the annualized cash retainers for the period from January 1, 2023 to December 31, 2023.

Type of Retainer	Retainer (Annualized) ($)
Board Member	75,000
Audit Committee Chair	50,000
Compensation Committee Chair	25,000
Nominating and Corporate Governance Committee Chair	50,000
Health, Safety, Environment and Sustainability Committee Chair	25,000
The Compensation Committee has also determined to provide non-employee directors with an option to elect to receive all or a portion of their annual cash retainer in the form of common stock in lieu of cash. Any non-employee directors choosing to make such an election must do so prior to December 31st of the preceding year and will receive the full value of the covered year’s annual cash retainer in the form of fully vested shares of common stock at the conclusion of the Company’s annual meeting of stockholders for the covered year. In the event the director ceases to serve on the Board for any reason prior to the annual meeting for such covered year, the portion of the annual cash retainer covered by his or her election for such year will be forfeited in its entirety (including for the portion of the covered year prior to his or her termination of service). The number of shares to be issued to the director will be determined based on the closing price of a share of the Company on the applicable annual meeting date. These shares will be issued under the Company’s Long Term Incentive Plan. In 2023, no directors elected to receive their annual cash retainer in the form of common stock in lieu of cash.
(2)
Each non-employee director is entitled to receive an annual equity award retainer in the form of service-vesting restricted share units (“RSUs”) granted under our Long Term Incentive Plan with an annual grant date value of $170,000. These grants are made annually on the date of our annual stockholders meeting (or, for new directors who begin serving on the Board on a different date, on such date with a pro-rated grant date value for the partial year of service). The amounts in this column reflect the aggregate grant date fair values of such RSUs, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by our non-employee directors for these awards is a function of the value of the shares if and when they vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

22 |   2024 Proxy Statement

(3)
For Ms. Moræus Hanssen, the amounts for fees earned or paid in cash included in this table for 2023 were prorated to reflect her appointment to the Board, effective as of April 25, 2023. In connection with her appointment to the Board, Ms. Moræus Hanssen was also granted a pro-rated equity award on April 25, 2023 with a grant date value of $20,493 that vested on June 7, 2023.

(4)
For Mr. Stice, the amounts for fees earned or paid in cash included in this table for 2023 were prorated to reflect his appointment to the Board, effective as of April 25, 2023. In connection with his appointment to the Board, Mr. Stice was also granted a pro-rated equity award on April 25, 2023 with a grant date value of $20,493 that vested on June 7, 2023.

(5)
For Sir John Grant, the amounts for fees earned or paid in cash included in this table for 2023 were prorated to reflect his appointment to the Board, effective as of April 25, 2023. In connection with his appointment to the Board, Sir John Grant was also granted a pro-rated equity award on April 25, 2023 with a grant date value of $20,493 that vested on June 7, 2023.

(6)	Sir Richard Dearlove did not stand for re-election to the Board at the 2023 Annual Shareholder Meeting and his service ended at that time.
The following table sets forth the total number of RSUs held by our non-employee directors who held such awards as of December 31, 2023, which are scheduled to vest in June 2024. The vesting of the RSUs granted in 2023 will accelerate on death or disability or upon the occurrence of a change in control.
Name	Total RSUs (#)
Roy A. Franklin	24,964
Deanna L. Goodwin	24,964
Adebayo O. Ogunlesi	24,964
Steven M. Sterin	24,964
Maria Moræus Hanssen	24,964
J. Mike Stice	24,964
Sir John Grant	24,964
Director Share Ownership Guidelines
The Compensation Committee has established robust share ownership guidelines that are applicable to all of our non-employee directors to ensure that they face the same downside risk and upside potential as our stockholders, thereby further aligning their interests with the long-term interests our stockholders.
Under these share ownership guidelines, each of our non-employee directors is required to own, within five years following his or her first election/appointment to our Board, common shares of the Company having an aggregate value at least equal to five times the value of the annual cash board retainer that such director receives for his or her service on our Board.
Until such time as the director has satisfied his or her minimum ownership requirements, the director is required to retain 100% of the “net shares” received from the settlement of all equity-based awards (i.e., those shares that remain outstanding after the payment of taxes at an assumed 40% tax rate).
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-based restricted shares and RSUs that settle in shares are counted for purposes of satisfying our non-employee director share ownership guidelines.
As of December 31, 2023, all of our non-employee directors were in compliance with the share ownership guidelines.
  2024 Proxy Statement  | 23

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have not engaged in any transactions since January 1, 2023 with our directors, officers (or our directors’ or officers’ family members), or beneficial owners of more than five percent of our voting securities or their affiliates.
Procedures for Review of Transactions with Related Persons
We have adopted a set of written related-party transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any actual or potential conflicts of interest which may exist from time to time. Such policies provide, among other things, that all related-party transactions, including any loans between us and our affiliates, but excluding compensation arrangements, require approval by our Nominating and Corporate Governance Committee or our Board, after considering all relevant facts and circumstances, including, without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternative transactions, the materiality and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party, and after determining that the transaction is in, or not inconsistent with, our and our stockholders’ best interests. There have been no related-party transactions since the adoption of related-party transaction policies where such policies were not followed.
24 |   2024 Proxy Statement

STOCK OWNERSHIP MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common shares to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this Proxy Statement any failure to file by these dates during 2023.
To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% beneficial owners have been complied with for 2023.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth certain information with respect to the beneficial ownership of our common shares, on a fully diluted basis, as of March 7, 2024, for:
■	each of our named executive officers;
■	each of our directors;
■	each of our director nominees;
■	all of our executive officers and directors as a group; and
■	each stockholder known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities, and the right to acquire such beneficial ownership within 60 days from March 7, 2024, whether through the exercise of an option, warrant or right, conversion of a security, or otherwise. Percentage of ownership is based on 471,502,543 common shares issued and outstanding on March 7, 2024. The information in the table below concerning security ownership of beneficial owners is based on filings made by such persons with the SEC.
Except as indicated in the footnotes to the table below, we believe that the stockholders named in this table have sole voting and investment power with respect to all common shares shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: 8176 Park Lane, Suite 500, Dallas, Texas 75231.
  2024 Proxy Statement  | 25

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Named Executive Officers
Andrew G. Inglis	2,862,523	*
Neal D. Shah	946,712	*
Christopher J. Ball	1,198,269	*
Richard R. Clark(2)	1,371,745	*
Jason E. Doughty	1,166,174	*
Directors
Roy A. Franklin	43,906	*
Deanna L. Goodwin	74,568	*
Adebayo O. Ogunlesi	1,651,216	*
Steven M. Sterin	218,180	*
Maria Moræus Hanssen	3,238	*
J. Mike Stice	3,238	*
Sir John Grant	3,238	*
All directors, nominees and executive officers as a group (12 individuals)	9,543,007	2.02%
Five Percent Stockholders
FMR LLC(3)	59,523,632	12.62%
BlackRock, Inc.(4)	48,516,956	10.29%
Vaughan Nelson Investment Management, L.P.(5)	26,517,260	5.62%
The percentage of shares beneficially owned is based on 471,502,543 of our common shares outstanding as of March 7, 2024.
*	Less than one percent.
(1)	Excludes restricted share units held by each of our executive officers (including our named executive officers) and directors.
(2)	Mr. Clark retired from the Company, effective January 31, 2024. At the time of his retirement, he owned 1,371,745 shares.
(3)
Based on a Schedule 13G/A filed on February 9, 2024, FMR LLC (“FMR”) exercises sole voting power over 53,939,609 shares and sole dispositive power over 59,523,632 shares. FMR’s beneficial ownership reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR, certain of its subsidiaries and affiliates, and other companies. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based on a Schedule 13G/A filed on March 7, 2024, BlackRock, Inc. (“BlackRock”) exercises sole voting power over 48,006,090 shares and sole dispositive power over 48,516,956 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

(5)
Based on a Schedule 13G/A filed on January 26, 2024, Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) exercises sole voting power over 13,557,968 shares, sole dispositive power over 20,315,468 shares and shared dispositive power over 6,201,792 shares. Vaughan Nelson’s beneficial ownership reflects securities beneficially owned, or that may be deemed to be beneficially owned, by Vaughan Nelson Investment Management, Inc., as general partner of Vaughan Nelson. The address for Vaughan Nelson is 600 Travis Street, Suite 3800, Houston, Texas 77002.

26 |   2024 Proxy Statement

PROPOSAL 2
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration
Ernst & Young LLP has served as our independent registered public accounting firm since 2011 and of our predecessor, Kosmos Energy Holdings, since 2003, and has provided to us certain audit services, audit-related services and tax services during that time.
The Audit Committee has recommended reappointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024. The Board is asking stockholders to ratify such appointment and the authority of the Audit Committee to determine their remuneration. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by applicable laws, the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the appointment of the stockholders for ratification as a matter of good corporate governance practice. If an auditor is not appointed by stockholders at the annual stockholders meeting, Ernst & Young LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Delaware law and the Company’s Bylaws. The affirmative vote of the holders of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve the appointment and the authorization of the Audit Committee to set their remuneration.
Representatives of Ernst & Young LLP will not be present at the annual stockholders meeting.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Fees Paid to Independent Auditors
The following table presents aggregate fees billed to us for the years ended December 31, 2023 and 2022, for professional services rendered by Ernst & Young LLP, our principal accountant:
	2022	2023
Audit fees	$2,092,207	$2,129,988
Audit-related fees	$157,000	$184,599
Tax fees	$180,527	$409,985
All other fees	$252,774	$371,939
Total fees	$2,682,508	$3,096,511
Audit Fees. Audit fees consisted of fees billed by Ernst & Young LLP for professional services rendered in connection with audits of the Company’s and certain of its subsidiaries’ financial statements and internal controls over financial reporting, quarterly reviews of our consolidated financial statements, as well as certain audit-related accounting consultations.
Audit-Related Fees. Audit-related fees consisted of costs incurred related to SEC-related accounting consultations and certain attestation and agreed upon procedures.
Tax Fees. Tax fees consisted of costs incurred related to tax compliance services and consultations on various tax issues.
All Other Fees. For 2023 and 2022, all other fees consisted of costs incurred related to Ernst & Young LLP’s independent review of the data included in the Company’s Sustainability Report and access to Ernst & Young LLP’s online research services.
  2024 Proxy Statement  | 27

Pre-Approval Policies and Procedures
Our Audit Committee has established procedures for pre-approval of audit and non-audit services as set forth in the Audit Committee charter, subject to stockholder approval if necessary, under Delaware law. The Audit Committee’s charter is available under the Corporate Governance link on the Investors’ page of our website at www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement. The Audit Committee pre-approves all services performed by Ernst &Young LLP and discloses such fees above. The Audit Committee considers whether the provision of the services disclosed above is compatible with maintaining Ernst & Young LLP’s independence.
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 2. Abstentions shall not be treated as votes cast, although they will be counted for purposes of determining whether a quorum is present.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and authorize the Audit Committee of the Company to determine their remuneration.”
Recommendation
FOR
The Board recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and to authorize the Audit Committee to determine their remuneration. If not otherwise specified, proxies will be voted “FOR” Proposal 2.

28 |   2024 Proxy Statement

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report herein and the Audit Committee Report included herein shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filings.
The Audit Committee of the Board currently consists of four non-employee independent directors: Mr. Sterin, Mr. Franklin, Mr. Stice and Ms. Moræus Hanssen.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for monitoring (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the performance of the Company’s internal audit function and (4) the qualifications, independence and performance of the Company’s independent auditor.
The Audit Committee has reviewed and discussed with the Company’s management and the independent accountants the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by the Rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees,” as amended, and the SEC.
The Company’s independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the PCAOB regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.
Respectfully submitted by the Audit Committee of the Board,
Steven M. Sterin, Chair
Roy A. Franklin
Maria Moræus Hanssen
J. Mike Stice
  2024 Proxy Statement  | 29

PROPOSAL 3
To provide a non-binding, advisory vote to approve named executive officer compensation
At our 2018 annual stockholders meeting, a majority of our stockholders voted, on a non-binding, advisory basis, to hold a non-binding, advisory vote on named executive officer compensation every year. Accordingly, as required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the 2023 compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.
As described in detail in this Proxy Statement under “Executive Compensation—Compensation Discussion and Analysis,” we seek to pay our named executive officers for performance, to closely align the interests of our named executive officers with the interests of our stockholders and to attract, retain and motivate top talent. Please refer to the Compensation Discussion and Analysis, the compensation tables and the other narrative compensation-related disclosures of this Proxy Statement for a detailed discussion of our executive compensation principles and practices and the 2023 compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather our overall executive compensation principles and practices and the 2023 compensation of our named executive officers.
To help ensure that all stockholders views are well understood by the Board, we also encourage stockholders to use any of a number of direct communication mechanisms to effectively raise specific issues or concerns regarding our executive compensation principles and practices (see “Board of Directors, Board Meetings and Committees—Communications with the Board” above).
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 3. Abstentions shall not be treated as votes cast, although they will be counted for purposes of determining whether a quorum is present.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).”
Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee will carefully consider the stockholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our stockholders.
Recommendation
FOR
The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement. If not otherwise specified, proxies will be voted “FOR” Proposal 3.

30 |   2024 Proxy Statement

PROPOSAL 3
EXECUTIVE OFFICERS
Our executive officers are designated by, and serve at the discretion of, our Board of Directors. For the year ended December 31, 2023, our executive officers were as follows:
Andrew G. Inglis
Chairman and Chief Executive Officer
Age: 65
Mr. Inglis has served as our Chairman and Chief Executive Officer since March 1, 2014. Mr. Inglis joined Kosmos from Petrofac Ltd., a leading provider of oilfield services to the international oil and gas industry, principally engaged in the design of oil and gas infrastructure, the operation, maintenance and management of oil and gas assets and the training of personnel on a worldwide basis. At Petrofac, Mr. Inglis held the position of Chief Executive, Integrated Energy Services and was a member of the Petrofac board of directors. Prior to joining Petrofac in January 2011, Mr. Inglis served BP p.l.c for 30 years in a number of positions, including most recently as Executive Director on the BP board of directors from 2007 to 2010 and as Executive Vice President and Deputy Chief Executive of exploration and production from 2004 to 2007. Mr. Inglis received a Master’s degree in Engineering from Pembroke College, Cambridge University. He is a Chartered Mechanical Engineer, a Fellow of the Institution of Mechanical Engineers and a Fellow of the Royal Academy of Engineering.

Neal D. Shah
Senior Vice President and Chief Financial Officer
Age: 39
Mr. Shah became Chief Financial Officer in May 2020. As Deputy Chief Financial Officer from November 2019 to May 2020, Mr. Shah led finance, treasury, investor relations, information technology and internal audit for the Company. He joined Kosmos in 2010, serving in a series of roles of increasing responsibility in finance, treasury, investor relations and international operations as head of the Equatorial Guinea business unit. Before Kosmos, Mr. Shah was an investment banker at Morgan Stanley assisting oil and gas companies. Mr. Shah earned his bachelor’s degree with honors in finance from the University of Texas at Austin.

Richard R. Clark
Senior Vice President and Head of Gulf of Mexico Business Unit
Age: 68
Mr. Clark became our Senior Vice President and Head of Gulf of Mexico Business Unit on September 14, 2018, upon the closing of the Deep Gulf Energy (“DGE”) Transaction. Mr. Clark was a founder of DGE and served as its President until its acquisition. More than 20 of his 36 years in the energy business have been focused in the deepwater Gulf of Mexico. In 1996, he was one of the founders of Mariner Energy, Inc., serving as Executive Vice President and a board member until 2004. Mr. Clark has a Mechanical Engineering degree from the University of Tennessee at Chattanooga. He launched his career at Shell Offshore in 1979.

Mr. Clark retired from the Company in January 2024.
  2024 Proxy Statement | 31

PROPOSAL 3
Christopher J. Ball
Senior Vice President and Chief Commercial Officer
Age: 56
Mr. Ball became our Chief Commercial Officer effective October 1, 2018 and has served as our Senior Vice President, Planning and Business Development since August 2013. Mr. Ball joined Kosmos in July 2013 after serving as Vice President, Business Development for the upstream unit of Mubadala Development Company PJSC, a company based in Abu Dhabi, United Arab Emirates. Previously, he was Senior Vice President of Occidental Development Company and President and General Manager of Occidental Middle East Development Company, where he was responsible for business development activities in the Caspian, the Middle East, and North Africa. During his tenure at Occidental, Mr. Ball led and facilitated numerous successful new business activities including the company’s acquisition of concessions in Angola, Nigeria, and Suriname. He also worked in the commercial and mergers and acquisitions arena at Texaco in Houston, London, and New York and in upstream asset development and management at Amoco Corporation in London. Mr. Ball earned a Bachelor of Science degree in Mechanical Engineering from Brunel University in London.

Jason E. Doughty
Senior Vice President and General Counsel
Age: 59
Mr. Doughty has served as our General Counsel since September 2011. Mr. Doughty spent more than 11 years with ConocoPhillips in various leadership roles, including serving as Deputy General Counsel, Americas Exploration and Production. During his tenure with ConocoPhillips, he was responsible for the company’s commercial litigation and international arbitration efforts, the Lower 48 and Latin America E&P legal group and the Indonesia legal group. Previously, Mr. Doughty was an attorney with ExxonMobil in Houston and a commercial litigation attorney in private practice in Santa Fe, New Mexico. He earned a Juris Doctor from the University of Houston Law Center, a Master’s degree in Business Administration from the University of Texas at Austin and a Bachelor of Science in Finance from Louisiana Tech University. He is a member of the State Bar of Texas.

Ronald W. Glass
Vice President and Chief Accounting Officer
Age: 46
Mr. Glass has served as our Vice President and Chief Accounting Officer since November 2019. Mr. Glass served as our Controller from July 2015 to November 2019. Prior to that, he served as the Company’s SEC Director since 2011. Mr. Glass worked in the Audit practice at KPMG LLP for over nine years prior to joining the Company. He has extensive experience in the oil and gas industry, including initial public offerings, mergers and acquisitions and various other capital market transactions. He earned a Bachelor of Arts degree from Ouachita Baptist University and is a Certified Public Accountant.

32 |   2024 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy, process and objectives and the elements of our 2023 compensation program for our named executive officers and gives the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow.
The table below sets forth our named executive officers for 2023:
Name	Title
Andrew G. Inglis	Chairman and Chief Executive Officer
Neal D. Shah	Senior Vice President and Chief Financial Officer
Christopher J. Ball	Senior Vice President and Chief Commercial Officer
Richard R. Clark	Senior Vice President and Head of Gulf of Mexico Business Unit
Jason E. Doughty	Senior Vice President and General Counsel
Mr. Clark retired from the Company in January 2024.
Executive Summary
Our executive compensation program is designed to link pay to performance, encourage prudent decision-making and risk management, and create a balanced focus on short-term and long-term performance and stockholder value creation. In the dynamic and competitive environment in which we operate, it is imperative that we maintain an executive compensation program that attracts, motivates and retains highly experienced individuals who are critical to successfully delivering our business plan and yielding industry-leading results.
Our executive compensation program consists of three key elements: (1) base salary, (2) annual cash incentive awards and (3) long-term equity incentive awards.
Consistent with our pay-for-performance philosophy, we award a majority of the compensation for our executives in the form of “at-risk” annual cash incentive awards and long-term equity incentive awards that both directly tie our executives’ pay to Company performance and pay out based upon achievement of rigorous performance metrics.
We believe that our executive compensation program effectively encourages our named executive officers to deliver strong financial and operational results that position the Company for future value creation for our stockholders, including the strategic priorities the Company successfully achieved over the past year.
In 2023, the oil industry and our business continued to face significant challenges, including ongoing inflationary pressures as well as other varying macroeconomic conditions, such as the impacts of Russia’s war in Ukraine and conflict in the Middle East and the effects they have had on the oil and gas industry as a whole, including increased volatility with respect to oil, natural gas and NGL prices. Despite these challenges, our experienced management team was able to perform strongly against our peer companies. This performance was driven by our differentiated strategy of pursuing high-graded, low cost, lower carbon growth opportunities, focused on near term infrastructure-led oil exploration and longer term gas and LNG developments.
We believe that our compensation program continues to strike the appropriate balance between short-term and long-term incentives for our management team. Going forward, we remain focused on effective ways to maximize retention and stockholder alignment with the goal of ensuring that our compensation decisions align with investor expectations. In that regard, we expect to continue our practice of delivering a significant portion of our executives’ overall compensation in the form of long-term equity incentive awards, which we believe are a critical tenet of our pay-for-performance philosophy and align our executives’ interests with those of our stockholders.
  2024 Proxy Statement | 33

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
The key elements of our executive compensation program for 2023 are set forth below. For additional details on the elements of our executive compensation program, see “—Elements of our Executive Compensation Program” below.

2023 Business Highlights
2023 was a year of continued delivery for Kosmos. We remained focused on increasing long-term value for our stockholders by progressing key strategic and operational priorities: (1) conducted safe and reliable operations across the portfolio; (2) achieved first oil at Jubilee South East in Ghana (3) advanced Phase 1 of the Tortue LNG project in Mauritania & Senegal to approximately 90% complete at year end, as well as advancing our other important development project at Winterfell in the U.S Gulf of Mexico; (4) the Tiberius infrastructure-led exploration (ILX) oil discovery offshore U.S. Gulf of Mexico; (5) assumed operatorship of Yakaar-Teranga in Senegal; and (6) maintained MSCI AAA rating.
We have highlighted below the key safety, financial and operational results for 2023.
Safety
■	Continued to operate safely with lost time injury rates and total recordable injury rates below industry averages, a trend we have maintained for several years
Financial
■	Revenue of approximately $1.7 billion
■	Repaid U.S. Gulf of Mexico term loan, improving overall weighted average debt maturity and lowering the cost of debt
■	Leverage of 1.9x at year end
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EXECUTIVE COMPENSATION
Operational
■	Annual average production from the Company’s three production hubs in Ghana, U.S. Gulf of Mexico, and Equatorial Guinea of approximately 63,000 barrels of oil equivalent per day
■	In Ghana, the successful start-up of Jubilee South East in July which increased production to ~100,000 bopd
■	In the U.S. Gulf of Mexico the first two Winterfell development wells were successfully completed, along with an oil discovery at the Tiberius exploration well
■
Progressed Phase 1 of the Tortue project to approximately 90% complete at year-end 2023. Several key milestones were achieved including the successful completion of the Phase 1 wells, the FPSO and FLNG sail away, and the handover of the Hub terminal to operations

■	Increased working interest and assumed operatorship of the Yakaar-Teranga gas discoveries offshore Senegal
■	2P reserve base of approximately 520 million barrels of oil equivalent at year-end of 2023, with a reserves to production life of over 20 years
■	Commitment to ESG progress was again recognized by MSCI, a leading ESG rating agency, with its highest AAA rating for the second year
2023 Key Compensation Decisions
We believe our executive compensation program provides effective incentives to our named executive officers to lead the Company to achieve industry-leading strategic, financial and operational performance and to position the Company for future value creation for our stockholders.
With the help of its external, independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), our Compensation Committee carefully considered the relevant external and internal economic and business factors affecting named executive officer pay for 2023.
Our Compensation Committee awarded the majority of named executive officer compensation opportunity in the form of “at-risk”, performance-based compensation. This strategy recognizes the evolution of the Company, the volatile state of the oil and gas industry, and the competitive market for talented executives. Through this strategy, our named executive officers remain strongly aligned with the long-term interests of our stockholders.
After a comprehensive review and evaluation of our executive compensation program, the Compensation Committee made the following key executive compensation decisions for 2023, all of which were focused on strong performance accountability that directly links pay with performance, while ensuring that we remain competitive for attracting and retaining key talent.
■
Base Salaries: In early 2023, the Compensation Committee reviewed the base salaries paid to each of our named executive officers and, consistent with the increase received by all employees, determined to increase each of their base salaries by 5%.

■
Annual Cash Bonuses: Following the end of the 2023 performance year, based on the Company’s achievement of certain KPIs, we awarded 2023 annual cash bonuses to our named executive officers at, below or above target performance levels. See “—Analysis of 2023 Executive Compensation Decisions—Annual Cash Bonus” below for more details.

■
Annual Equity Awards: In January 2023, consistent with the Compensation Committee’s historical pay for performance philosophy, we granted approximately 2/3 of our named executive officers’ equity incentive awards in the form of performance-vesting restricted share unit (“PSU”) awards, with approximately the remaining 1/3 granted in the form of service-vesting restricted share unit (“RSU”) awards.

See “—Analysis of 2023 Executive Compensation Decisions—Equity Awards” below for more details.
  2024 Proxy Statement | 35

EXECUTIVE COMPENSATION
Compensation Philosophy
Compensation Objectives
Our executive compensation program is designed to:
■	attract, retain and engage talented and experienced executives in the highly competitive oil and gas industry
■	reward individual and corporate performance;
■	align the interests of our executives and stockholders by providing a substantial portion of the executives’ compensation in the form of long-term equity-based awards granted under our Long Term Incentive Plan (“LTIP”); and
■	motivate and reward our executives to manage our business to meet our long-term objectives and increase stockholder value.
Compensation Practices
We follow sound compensation practices to support our compensation objectives and align our executive compensation program with the interests of our stockholders.
36 |   2024 Proxy Statement

EXECUTIVE COMPENSATION
Elements of Our Executive Compensation Program
Since our inception, our executive compensation program has consisted primarily of base salaries, annual cash bonuses and long-term equity incentive awards. For each of these elements, we take into account the practices of our industry peers. We expect that these will remain the principal elements of our executive compensation program going forward—although the relative proportions of each element, and the specific plan and award designs, will continue to evolve to support the strategy of the Company. Each element of our executive compensation program is described in more detail as follows:
Element		Objective and Basis
Variable Compensation	Equity incentive awards	■	Link interests of executive officers and stockholders, as the ultimate value realized depends on share price performance over the long term.
		■	Require comparable or superior share performance relative to industry peers.
		■	Encourage retention due to the multi-year service condition.
	Annual cash bonus	■	Motivate and reward Company and individual performance for the year.
■
Tie bonus amounts payable to our named executive officers to the Compensation Committee’s quantitative and qualitative assessment of the achievement of “key performance indicators”, general Company performance and individual performance goals.

Fixed Compensation	Base salary	■	Competitive for each role, taking into account experience and level of responsibility in companies of similar size, complexity and stage of development.
		■	A basic fixed component, which comprises a relatively modest portion of overall compensation.
	Retirement Plans	■	We do not provide any supplemental executive defined benefit retirement plans.
		■	Our executive officers are eligible to participate in our 401(k) plan on the same basis as our employees generally.
Employee Benefits	Health and Welfare Benefits	■
Our named executive officers (along with other employees at the level of Vice President and above) are entitled to the same health and welfare benefits during employment that are offered to U.S.-based employees generally, except that they are also entitled to executive long-term care, executive supplemental disability income insurance, up to $5,000 reimbursement for financial planning services and payment of premiums for executive life insurance. Our Senior Vice Presidents and above (which includes our named executive officers) are also entitled to annual executive physicals.

  2024 Proxy Statement | 37

EXECUTIVE COMPENSATION
Base salaries represent a relatively modest percentage of total compensation. Our executives have the opportunity to earn a significant portion of their compensation in the form of variable (or “at-risk”) incentive compensation. The portion of each compensation element as a percentage of total direct compensation paid in respect of 2023 to our CEO and the average of such compensation paid to our other named executive officers was as follows:

Executive Compensation Procedures
Role of the Compensation Committee
Our Compensation Committee is responsible for the approval, evaluation and oversight of our executive officer compensation and equity incentive compensation plans, policies and programs. Compensation Committee members discuss compensation matters with each other outside regularly scheduled meetings. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee may also delegate to one or more officers of the Company the authority to make equity grants to employees other than our executive officers under the LTIP. As Chair of the Compensation Committee, Mr. Ogunlesi reports to the full Board regarding compensation matters.
The Compensation Committee meets outside the presence of our Chief Executive Officer and our other named executive officers to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee analyzes the performance of our Chief Executive Officer and determines his base salary, any annual cash bonus and any grant of equity-based awards. For all other named executive officers, the Compensation Committee meets outside the presence of the named executive officers, except our Chief Executive Officer. Our Chief Executive Officer reviews the performance of each named executive officer (other than himself) with the Compensation Committee and makes recommendations to the Compensation Committee on the appropriate base salary, any annual bonus and any grant of equity-based awards. Our Chief Executive Officer has no role in the decision-making process for determining his compensation. For more on the Compensation Committee’s responsibilities, see “Board of Directors, Board Meetings and Committees—Committees of the Board of Directors—Compensation Committee” above.
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EXECUTIVE COMPENSATION
Role of Compensation Consultant
Since 2011, the Compensation Committee has engaged Meridian to provide independent advice on executive compensation trends and issues, compensation practices within the oil and gas industry, and the design and structure of our executive compensation programs. Meridian has also provided similar information and input regarding outside director compensation.
Meridian reports directly and exclusively to the Compensation Committee, and at the Compensation Committee’s direction Meridian works with management to review or prepare materials for the Compensation Committee’s consideration. Meridian did not provide any other services to the Company or our management in 2023. Meridian participated in several conversations with the Compensation Committee and Committee Chair in 2023 and early 2024 and developed materials for the Compensation Committee’s consideration at meetings.
Meridian provided current information on industry compensation trends and practices and their application to Kosmos for the Company and the Compensation Committee to consider regarding compensation levels and incentive compensation design. Meridian provided an update to the Compensation Committee concerning recent executive compensation trends in the oil and gas exploration and production industry as context for the Compensation Committee’s annual compensation review.
For 2023, Meridian provided the Compensation Committee with information necessary for an evaluation of its independence in accordance with Section 10C-1 of the Exchange Act to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information provided, the Compensation Committee concluded that the advice provided by Meridian is independent and no conflicts or potential conflicts of interest exist.
Compensation Benchmarking
The Compensation Committee occasionally uses industry peer compensation data as a reference for pay levels and practices and considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters.
In 2023, Meridian referenced compensation data collected in its proprietary industry survey of 41 North American exploration and production companies, and policies and practices researched across the industry in general. For a list of the surveyed companies, see Annex A to this Proxy Statement.
The Compensation Committee has noted that surveyed industry companies vary in size and scope, operate in different geological basins and generally have less focus on deepwater operations than does Kosmos. In general, Kosmos competes with these companies for talent, and the Committee believes that they are currently appropriate for executive compensation comparison. When considering executive compensation decisions, the Committee takes into consideration the differences and similarities between Kosmos and any data from the surveyed companies.
Advisory Vote to Approve Named Executive Officer Compensation
At our 2023 annual stockholders meeting, approximately 82% of votes cast, on an advisory basis, were in favor of our named executive officer compensation. As such, the Compensation Committee believes that our stockholders are largely satisfied with our existing named executive officer compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with stockholder interests and our long-term goals.
Nevertheless, we continually consider ways to modify our executive compensation program to strengthen this alignment of interests.
Our stockholders will have an opportunity again this year to vote, on an advisory basis, on our named executive officer compensation. The Compensation Committee will carefully consider the results of this year’s stockholder vote, along with all stockholder views on our compensation programs that are communicated to us, when making future compensation decisions for our named executive officers.
  2024 Proxy Statement | 39

EXECUTIVE COMPENSATION
Analysis of 2023 Executive Compensation Decisions
Equity Incentive Awards
Equity Compensation Overview
Our equity compensation program is designed to align our executives’ interests with those of our stockholders by motivating our executives to contribute significantly to the Company’s success and to create long-term stockholder value. We believe that a performance-driven, team-based culture is crucial to our future success. Therefore, we grant equity awards to all of our U.S.-based employees to align their interests with those of our stockholders and to expose them to the same upside and downside risks as our stockholders.
We have historically granted equity awards under our LTIP in the form of RSUs and PSUs. We believe that these equity awards incentivize our employees to work toward our continued success and motivate their retention with the Company. The awards align the interests of our employees with those of our stockholders, as the ultimate value received depends on the share price on the vesting date and, in the case of PSUs, the level of attainment of the multi-year relative total shareholder return (TSR) performance goal. In addition, while grants of RSUs do not have explicit performance-vesting conditions, due to the nature of the risks of the industry in which we operate, the ultimate value realized from RSUs depends significantly on our future operating performance and increases in our share price.
We typically grant equity awards as part of our annual and new hire equity grant process. Our Compensation Committee grants annual equity awards in January of each year, which enables our Compensation Committee to make comprehensive compensation decisions for our executives after the end of each year (contemporaneous with decisions regarding the payment of annual bonuses and any base salary adjustments).
All of the outstanding equity awards held by our named executive officers are subject to our Financial Restatement Compensation Recoupment Policy and our Detrimental Conduct Compensation Recoupment Policy (discussed in more detail in “—Compensation Recoupment Policies” below).
2023 Annual Equity Awards
The Compensation Committee’s overall approach to equity incentive compensation in 2023 continued to place a strong emphasis on pay for performance by granting a significant portion of equity incentive awards in the form of PSUs that are subject to achievement of a three-year relative TSR performance goal, which the Compensation Committee believes closely aligns our named executive officers’ interests with those of our stockholders and complements the KPIs used for purposes of determining payouts under our 2023 annual cash bonus program.
In 2023, we granted annual equity awards to our named executive officers, with approximately 2/3 of such annual equity awards granted in the form of PSUs and approximately 1/3 granted in the form of RSUs.
RSUs. RSUs are inherently aligned with the interests of our stockholders because their ultimate value is directly linked to future appreciation in our share price. RSUs also increase the retentive value of our overall executive compensation program. The annual RSU awards granted to our named executive officers in 2023 vest one-third each year over three years based on continued service.
PSUs. The PSUs granted in 2023 vest at the end of a three year performance period (as specified below) based on achievement of a specified relative TSR performance goal. The attainment of the performance condition will be determined at the end of the three-year performance period based on our TSR as compared to the TSR of a specified group of industry “performance peer” companies (listed below).
Achievement of the TSR performance goal is fixed for both the top two and bottom two TSR ranking positions. For all other TSR ranking positions, the performance condition attainment will be interpolated based on the Company’s TSR performance relative to the difference between the TSR of the second best and second worst performing peer companies. For these purposes, TSR will continue to be determined as the percentage by which the average closing price of a share of Kosmos or a share of a performance peer company on each of the 30 trading days ending on the last day of the performance period is more or less than the average closing price of the share on each of the 30 trading days ending on the first day of the performance period, plus the amount of any dividends or distributions that are declared during the performance period. The Compensation Committee believes this structure ensures that payouts of PSU awards accurately reflect relative performance that considers the size of absolute differences between our TSR and the TSR of the performance peer companies beyond just percentile rank.
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The performance goal for the performance awards granted to our named executive officers in 2023 will be attained based on the ranking of our TSR performance and the TSR itself relative to the TSR of our peer companies during the performance period commencing January 3, 2023 and ending January 3, 2026, as follows:
Relative TSR (Ranking)	Performance Goal Attainment
1st (highest)	200%
2nd highest	175%
3rd highest – 3rd lowest (“Middle Zone”)	*
2nd lowest	25%
Lowest	0%
*
If Kosmos’ TSR ranking is in the “Middle Zone”, the percentage at which the performance goal will be deemed attained will be interpolated for performance between 25% and 175% based on the proportional position of Kosmos’ TSR between the TSR of the performance peer company with the 2nd highest ranking and the TSR of the performance peer company with the 2nd lowest ranking. If there are less than four performance peer companies on the last day of the performance period, the Compensation Committee will make such adjustments to the composition of the Middle Zone as it deems necessary or appropriate.

To the extent that the performance goal is attained above the 100% target performance level, our Compensation Committee, in its sole discretion, may provide for settlement of any such above-target portion of the PSU awards in cash in lieu of shares. This discretion to settle the PSUs in cash is intended to provide our Compensation Committee flexibility to preserve shares under the LTIP for future new hire and annual equity awards and to reduce dilution to stockholders.
The nine industry performance peer companies for PSUs granted to our named executive officers in 2023 are listed below. Unless otherwise determined by the Compensation Committee, if a peer company is no longer publicly traded on the last day of the performance period, it will be removed from the group of performance peers and will not be replaced. These companies were selected because they are the oil and gas exploration and production companies most like Kosmos in terms of geographic reach, development stage, and who potentially compete with the Company for executive talent.
2023 PSUs: Performance Peer Companies
Africa Oil Corp.	Aker BP ASA
Capricorn Energy plc	Energean plc
Genel Energy plc	Harbour Energy Plc
Murphy Oil Corporation	Talos Energy Inc.
Tullow Oil plc
To receive any payout under the RSUs and PSUs, our named executive officers and other employees generally must remain employed with us through the vesting date and, in the case of PSUs, the TSR performance condition must be satisfied. However, the awards are subject to accelerated vesting under specified circumstances (see “2023 Compensation—Potential Payments Upon Termination or Change in Control” below). Our outstanding equity awards generally vest on a “double-trigger” basis in connection with a change in control—i.e., the awards accelerate in connection with a change in control if a qualifying termination of employment occurs on or within one year after the change in control—which we believe further aligns our equity compensation program with the interests of our stockholders. Our CEO has certain enhanced protections for his equity awards in connection with a change in control, as described in more detail in “2023 Compensation—Potential Payments Upon Termination or Change in Control—Equity Awards” below.
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For details on the outstanding equity awards granted to our named executive officers in 2023 and prior years, including the numbers of shares, dollar values, vesting schedules and acceleration and forfeiture provisions, see the tables and narrative under “2023 Compensation” below.
2021 PSU Award Payouts
The three-year performance period applicable to the PSUs granted to each of our NEOs on January 31, 2021 concluded on January 4, 2024 and resulted in a payout level at 175% of target based on achievement of the relative TSR metric at the 2nd highest ranking. In connection with the discretion provided to it under the 2021 PSU awards, the Compensation Committee determined to settle the above-target portion of the 2021 PSUs for all of our NEOs except Mr. Clark in cash in order to preserve shares under the LTIP for future new hire and annual equity awards and to reduce dilution to stockholders. Accordingly, upon settlement of the 2021 PSUs, Mr. Inglis received 837,500 shares and $3,806,437.50, Mr. Shah received 423,000 shares and $1,922,535, Mr. Ball received 493,000 shares and $2,240,685, Mr. Clark received 862,750 shares and Mr. Doughty received 344,647 shares and $1,566,419.
Annual Cash Bonuses
Each year, the Compensation Committee establishes an annual cash bonus program for eligible employees (including our named executive officers). The base bonus pool under the annual cash bonus program is determined by reference to the aggregate amount of each eligible employee’s target bonus opportunity. The actual bonus pool is determined by the Compensation Committee based on its holistic quantitative and qualitative assessment of the level of achievement of Company “key performance indicators” (which we refer to as “KPIs”), as well as overall Company financial and operating performance. The KPIs are established by the Compensation Committee at the beginning of each year and are derived from our strategic and operational plan and demonstrate year-over-year improvement. Actual individual bonus amounts are then determined by the Compensation Committee based on its review and assessment of individual performance (taking into account our Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The bonus range for each named executive officer was 0% − 200% of the executive officer’s target bonus opportunity. For information on each of our named executive officers’ target and maximum annual bonus opportunity established by the Compensation Committee at the beginning of 2023, see the “2023 Grants of Plan Based Awards” table below.
The base bonus pool for each performance year (which we refer to as the “Base Bonus Pool”) is determined with reference to the aggregate target bonus of all bonus eligible employees. The actual bonus pool available for bonus payments with respect to all employees of the Company for the applicable performance year (which we refer to as the “Actual Bonus Pool”) may be funded up to 120% of the Base Bonus Pool if all KPIs are achieved, 100% of the Base Bonus Pool if 80% of the KPIs are achieved, and 80% of the Base Bonus Pool if 60% of the KPIs are achieved, as determined by our Compensation Committee based on its quantitative and qualitative assessment of the level of achievement of the KPIs and overall Company financial and operating performance. Actual individual bonus amounts payable to our named executive officers were then determined based on the Compensation Committee’s review and assessment of the individual performance (taking into account our Chief Executive Officer’s assessment of individual performance of each executive, other than himself). The actual aggregate amount of cash bonuses paid to all of our employees, including our current named executive officers, for any performance year cannot exceed the Actual Bonus Pool approved by our Compensation Committee for such year.
The Compensation Committee reviewed a comprehensive report prepared by management summarizing the Company’s performance against the pre-established 2023 KPIs and the Company’s strategic, financial, exploration, development and production performance.
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The KPIs for the 2023 performance year, as assessed by the Compensation Committee, are set forth in the table below. Within each sub-category, the supporting KPIs are equally weighted for performance determinations. Financial KPIs (EBITDAX and free cash flow) are set at $75/barrel Brent oil price and actual performance is adjusted to reflect the referenced $75/barrel Brent oil price.
2023 Key Performance Indicators
KPI	Level of Achievement	Commentary
Building a Sustainable Business – ESG Goals (Total Weighting 20%)
Zero anticorruption violations	Achieved	Zero anticorruption violations and continued to satisfy anticorruption compliance requirements via proactive diligence and training, and constant compliance vigilance.
Deliver Health, Safety, Environment and Sustainability (HSES) plan targets	Achieved	Delivered all five HSES plan targets.

Further establish Kosmos credentials as a leader in sustainability through enhanced transparency and clear targets

■ Publish a TCFD-aligned Sustainability Report in 1H 2023

■ Operated and Non-Operated Scope 1 and 2 emissions

 ■ Further extend Operated Scope 1 and 2 neutrality through ongoing operational improvements and high-quality offsets.

 ■ Disclosure and assurance of equity emissions for our non-operated activities and the setting of an intensity target to reduce equity emissions.

Remain on track to eliminate routine flaring in Ghana and Equatorial Guinea in 2025 and 2026 respectively
Achieved
2022 TCFD-aligned Sustainability Report published in May 2023.

Further extended Operated Scope 1 and 2 neutrality through continued evaluation of operational improvements and entered into a contract for offsets from clean cookstoves in Ghana

2022 Scope 1 equity emissions assured and disclosed in 2022 Sustainability Report, along with new equity emissions reduction target

Equipment installed at TEN FPSO, offshore Ghana, during July 2023 shutdown helped reduce average daily flare volumes, and successful gas spiking trial at Ceiba Field, offshore Equatorial Guinea, demonstrated gas use alternative to flaring.

Enhance the well-being and engagement of our staff (as measured through the Work Force survey)	Achieved	Improved the well-being and engagement of our staff as evidenced by our annual Work Force survey scores for these areas.
Result 20%
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Deliver Operational Milestones (Total Weighting 50%)
Ghana Business Unit	Deliver Jubilee South East (JSE) development project on-time and on-budget (with three wells online by 3Q 2023) and gross production > 100 Mbopd in 2H 2023	Partially Achieved (50%)
Successfully delivered the JSE project with first oil achieved in mid-2023 and field production increased to ~100 Mbopd; however, subsequent water injection issues were encountered, which resulted in lower than forecasted oil production.

	Deliver redefined TEN Plan with approval of the Plan of Development (PoD) for expansion project with associated Gas Sales Agreement (GSA)	Partially Achieved (50%)	While engagement continues with Government of Ghana, the amended TEN PoD has not been approved. An interim GSA was secured through May 2024, which allows for ongoing gas revenue.
Gulf of Mexico Business Unit	Ensure Odd Job Subsea Pump project remains on-time and on-budget for completion in 2H 2024	Achieved	Odd Job Subsea Pump project remains on time and on budget for completion in 2H 2024.
	Ensure Winterfell development remains on-time and on-budget to deliver first production around end 1Q 2024	Achieved	Beacon completed Winterfell #1 as a Horizontal-Open-Hole-Gravel packed completion and flow tested well at planned target rates; Beacon commenced Winterfell #2 drilling operations on November 11, 2023.
	Drill Tiberius well safely and on-budget	Achieved	Tiberius well was drilled safely; announced as an oil discovery with ~75 meters of net oil pay (~250 ft).
	High-grade two infrastructure-led exploration (ILX) prospects for drill-readiness in 2024 with >100 MMboe aggregate gross resources	Achieved	Trailblazer prospect (estimated >200 Mmboe gross resources) high graded but deferred until 2025.
Equatorial Guinea Business Unit	Maximize production and increase reliability through the optimization program, including stimulations and capital-efficient facilities upgrades	Achieved	Maximized production performance and reliability with high facilities uptime from both fields.
	Ensure safe and on-budget Okume and Ceiba infill drilling program beginning in 4Q 2023	Achieved	Drilling rig arrived in country in October 2023 and completed one production well workover in December.
Mauritania/Senegal Business Unit	Ensure Greater Tortue Ahmeyim (GTA) Phase 1 remains on time to deliver first LNG around year end 2023 and manage costs to budget	Not Achieved	First gas now targeted in 3Q 2024, due to unplanned issues with original subsea contractor and FPSO delivery.
	Finalize GTA Phase 2 optimization work with the Operator to enable the commencement of FEED in 2023	Not Achieved	Phase 2 concept selection made in February 2023, with partnership agreeing to optimize a Gravity-Based Structure concept. Further progress on Phase 2 deferred pending start-up of Phase 1.
	Progress one operated gas project outside Tortue (BirAllah, Yakaar|Teranga) to define next M|S LNG growth wedge	Achieved	Secured operatorship of Yakaar|Teranga in November 2023 and progressed concept optimization with the partnership.
Result 36%
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Manage Costs (Total Weighting 10%)
Net Cash General and Administrative (G&A)(1) expense of $71 million	Achieved	Net Cash G&A(1) of $57 million.
Total Capital Expenditure (CapEx) of $730 million with an additional $40 million budgeted for uncertainties	Not Achieved	Total CapEx of $850 million. Increase largely due to lack of attractive drilling rig farm-out options in Ghana and accelerated inventory delivery related to EG infill drilling program.
Result 5%
Deliver 2023 Corporate Targets and Maintain Long Term Financial Liquidity (Total Weighting 15%)
Deliver production target of 66-71 Mboepd(2) and corresponding EBITDAX(3) of $1,300 – 1,400 million(2) at $75/bbl Brent	Not Achieved	Delivered 2023 production of 62.8 Mboepd(2) and EBITDAX(3) of $1,238 million(2).
Deliver positive free cash flow (FCF)(4) at $75/bbl Brent	Not Achieved	Did not deliver positive FCF due to fewer cargos from Ghana than expected in 2023.
Maintain long-term financial strength through continuing a disciplined hedging program	Achieved	10.0 MMBbls hedged through 2024 at attractive prices; Capital structure simplified ahead of anticipated refinancing of the Reserves Based Lending Facility in 2024.
Result 5%
Accelerate Strategic Delivery (Total Weighting 5%)
Mature accretive M&A opportunities that accelerate strategic delivery, specifically an additional operated gas project outside M|S	Achieved	Ongoing evaluation of M&A opportunities continued.
Result 5%
TOTAL: 71%
(1)	“Net Cash G&A” is a non-GAAP financial measure that represents G&A excluding non-cash equity-based compensation expense.
(2)	Excluding impact of acquisitions.
(3)	“EBITDAX” is defined in the Company’s 2023 Annual Report on Form 10-K.
(4)
“Free Cash Flow” is a non-GAAP financial measure that represents net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company (“NOC”) financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim.

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EXECUTIVE COMPENSATION
In evaluating the Actual Bonus Pool for the 2023 performance year, the Compensation Committee considered the overall 2023 KPI achievement against the criteria of 100% of the Base Bonus Pool if 80% of the KPIs are achieved and 80% of the Base Bonus Pool if 60% of the KPIs are achieved. In addition, the Compensation Committee considered the Company's overall strategic, financial and operating performance, including safety performance, production and the advancement of Phase 1 of the Tortue LNG project. As a result, the Committee exercised negative discretion in approving the Actual
Bonus Pool for 2023 at 88% of the Base Bonus Pool, reflecting the Committee’s view of the relative impact of some of the KPIs not being met (namely lower production and delay in Phase 1 of GTA).
In determining the individual bonus award for each of our current named executive officers for 2023 payable from the 2023 Actual Bonus Pool, the Compensation Committee considered each executive’s individual contributions, including strategic initiatives, financial performance, operating performance and organizational leadership.
The table below sets forth our current named executive officers’ target and maximum bonus opportunities for 2023, along with the actual amounts of the bonuses that they received for 2023 based on the achievement of the KPIs and the Company’s performance described above:
Name	Target Bonus Opportunity (as % of Base Salary)	Target Bonus Opportunity ($)	Maximum Bonus Opportunity ($)(1)	Actual 2023 Bonus ($)
Andrew G. Inglis	100%	1,127,986	2,255,972	902,389
Neal D. Shah	100%	603,487	1,206,974	543,139
Christopher J. Ball	100%	696,899	1,393,798	570,181
Richard R. Clark	100%	733,784	1,467,568	1,027,298
Jason E. Doughty	75%	383,999	767,998	383,999
(1)	The amounts in this column represent 200% of each named executive officer’s target bonus opportunity.
Base Salary
Base salary is the sole fixed component of our executive compensation program and represents a relatively modest portion of our named executive officers’ total compensation package, offering them a measure of certainty and predictability. We generally review salary ranges and individual salaries for our named executive officers annually. We establish the base salary for each named executive officer based on our review of pay levels across industry peers and business requirements for certain skills, individual experience and contributions, as well as the roles and responsibilities of the executive. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us and execute our strategy.
Our named executive officer salaries are intended to be competitive with those of our industry peers. We do not have a prescribed policy or broadly applied guideline for how salaries should compare to external survey data. Base salaries are subject to change if, among other reasons, the executive’s experience or responsibilities change materially or there are changes in the competitive market environment.
In early 2023, the Compensation Committee reviewed the base salaries paid to each of our named executive officers. The Compensation Committee approved a 5% increase in the base salaries of our named executive officers, consistent with the increase received by all employees, as set forth in the table below.
Name	2022 Base Salary	2023 Base Salary
	($)	($)
Mr. Inglis	1,074,272	1,127,986
Mr. Shah	574,750	603,487
Mr. Ball	663,713	696,899
Mr. Clark	698,842	733,784
Mr. Doughty	487,618	511,999
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Benefits and Perquisites
Our named executive officers are entitled to the same health and welfare benefits as our employees generally, including medical, prescription drug, dental and vision insurance and relocation benefits and are also entitled to annual executive physicals, financial and tax planning services and payments of premiums for supplemental health and welfare benefits. Our named executive officers are eligible to participate in our tax-qualified 401(k) plan on the same basis as our employees generally and are not entitled to any supplemental executive retirement benefits. Under the 401(k) plan, the Company matches 100% of an employee’s elective deferrals up to a specified percentage of eligible compensation (8% in 2023), subject to applicable limitations under the Internal Revenue Code.
For details and the amounts of such benefits, see the “All Other Compensation” column of the 2023 Summary Compensation Table and the accompanying footnotes below.
Deferred Compensation Program
The Company does not currently maintain any non-qualified deferred compensation plan. The Company previously maintained a non-qualified deferred compensation plan pursuant to which each member of our Senior Leadership Team (including our named executive officers) and executives at the level of senior vice president or above were eligible to defer up to 50% of his or her base compensation and 100% of his or her annual cash bonus compensation on a pre-tax basis, with the Company providing a matching contribution on the first 8% deferred by each executive. On January 20, 2022, the Compensation Committee approved the termination of the deferred compensation plan, with any remaining benefits and obligations under the plan to be paid out in full within approximately 24 months following the termination date.
Termination and Change in Control Benefits
■
Equity Awards: The vesting of the equity awards held by our named executive officers accelerates in connection with specified terminations of employment or a change in control. See “2023 Compensation—Potential Payments Upon Termination or Change in Control” below.

■
Offer Letters: The offer letter agreements we have entered into with each of our named executive officers (other than Messrs. Clark and Shah) provide for specified termination payments and benefits. See “2023 Compensation—Potential Payments Upon Termination or Change in Control—Offer Letters” below.

■	Severance Policy: We maintain a change in control severance policy that is designed to encourage continuity of management and other employees after a “change in control” (as defined in the LTIP). The policy provides severance benefits to regular full-time U.S. employees (including our NEOs) whose employment is terminated in connection with a change in control. Our named executive officers are not covered by any severance policy or program for terminations that occur other than in connection with a change in control. For more information on our change in control severance policy, see “2023 Compensation—Potential Payments Upon Termination of Change in Control—Severance Policy” below.
Compensation Recoupment Policies
We maintain a Financial Restatement Compensation Recoupment Policy that complies with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Section 303A.14 of the NYSE Listed Company Manual and which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws. In addition, under our Detrimental Conduct Compensation Recoupment Policy, in the event an executive officer engages in
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certain specified acts of misconduct, the Compensation Committee may recoup, on a pre-tax basis, certain incentive-based compensation and other compensation (including service-vesting equity awards and discretionary cash bonuses) that was paid to such executive within three years prior to the date of such misconduct (or, if later, the date the Compensation Committee discovers such misconduct). The Compensation Committee reviews these policies from time to time.
Share Ownership Guidelines
Under our share ownership guidelines, each of our executive officers is required to own, within five years following his or her hire or promotion date, common shares of the Company having an aggregate value at least equal to the multiple of his or her annual base salary, as follows:
Position	Multiple of Annual Base Salary
Chief Executive Officer	6x
Other Executive Officers	3x
Shares owned directly or indirectly (including shares received upon settlement of an equity award) and service-vesting restricted shares and share-settled RSUs are counted for purposes of satisfying our Share Ownership Guidelines. However, shares underlying restricted shares or RSUs that are subject to performance-based vesting conditions that have not yet been satisfied will not be counted for purposes of satisfying the ownership guidelines.
As of December 31, 2023, all of our executive officers were in compliance with the share ownership guidelines.
Policy Prohibiting Hedging Transactions
Our Dealing Policy prohibits our employees, including our named executive officers, from engaging in speculative transactions in the Company’s securities, including short sales and, unless our General Counsel provides prior written authorization, publicly traded options and margin accounts.
During the past five years, none of our named executive officers have engaged in any such hedging transactions with respect to any Company securities.
Compensation Risk Assessment
Our management team has reviewed our compensation policies and practices for all of our employees with our Compensation Committee. We believe that the following factors mitigate any potential risks: balanced pay mix; diversified performance metrics; emphasis on long-term equity incentive compensation tied to service and performance conditions; the overall amount of compensation and internal control and oversight by the Compensation Committee and our Board.
The Compensation Committee has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
The Compensation Committee takes into consideration the accounting and tax implications of our compensation and benefit programs, including with respect to the federal income tax deductibility of compensation under Section 162(m) of the Internal Revenue Code (the “Code”).
In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have the flexibility to award compensation that is not deductible under Section 162(m) if it determines such award is in our stockholders’ best interests.
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Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Respectfully submitted by the Compensation Committee of the Board,

Adebayo (“Bayo”) O. Ogunlesi, Chair Deanna L. Goodwin Steven M. Sterin
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2023 Compensation Tables
The following tables contain information about the compensation we provided for 2023, 2022 and 2021 to our 2023 named executive officers.
2023 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Non-Equity Incentive Compensation ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrew G. Inglis Chairman and Chief Executive Officer	2023	1,127,986	—	902,389	7,599,631	67,263	9,697,269
	2022	1,074,272	—	1,879,977	4,859,920	57,848	7,872,017
	2021	1,028,012	—	1,500,000	3,658,925	50,993	6,237,930
Neal D. Shah Senior Vice President and Chief Financial Officer	2023	603,487	—	543,139	4,203,583	39,103	5,389,312
	2022	574,750	—	1,149,500	2,733,705	36,189	4,494,144
	2021	550,000	—	1,100,000	1,841,810	34,799	3,526,609
Christopher J. Ball Senior Vice President and Chief Commercial Officer	2023	696,899	—	570,181	3,238,665	48,254	4,553,999
	2022	663,713	—	663,713	2,490,709	42,846	3,860,981
	2021	615,652	—	976,718	2,115,510	36,743	3,744,623
Richard Clark Senior Vice President and Head of Gulf of Mexico Business Unit	2023	733,784	—	1,027,298	1,994,544	54,857	3,810,483
	2022	698,842	—	559,074	1,694,897	56,508	3,009,321
	2021	668,749	—	668,749	2,115,510	93,204	3,546,212
Jason E. Doughty Senior Vice President and General Counsel	2023	511,999	—	383,999	2,316,606	47,931	3,260,535
	2022	487,618	—	639,998	1,694,897	41,124	2,863,637
	2021	466,620	—	612,438	1,482,631	36,574	2,598,263
(1)	The amounts in this column reflect the actual amounts of salary paid to our named executive officers in the relevant fiscal year.
(2)
Annual cash bonuses were awarded at, above or below target for 2023. For additional information, see “Compensation Discussion and Analysis—Analysis of 2023 Executive Compensation Decisions—Annual Cash Bonus” above.

(3)
The amounts in this column reflect the aggregate grant date fair values of the RSUs and PSUs granted under the LTIP in 2023 to the named executive officers, in each case, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, that the executives will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for PSU awards, the level of attainment of the applicable performance goal. The amounts for the PSU awards were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these amounts, see the “Grant Date Fair Value of Stock and Option Awards” column of the “2023 Grants of Plan-Based Awards” table below. The following are the values of the 2023 PSU awards as of the grant date assuming attainment of the maximum level of performance: Mr. Inglis $11,616,774, Mr. Shah $6,425,590, Mr. Ball $4,950,618, Mr. Clark $3,048,854 and Mr. Doughty $3,541,156. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)	The amounts reported for 2023 in this column for our named executive officers reflect the following:
(a)
For Mr. Inglis, includes: (i) matching contributions under the Company’s 401(k) plan ($26,400); (ii) payment of premiums for (a) executive life insurance ($11,487), (b) executive supplemental disability income insurance ($7,366) and (c) executive long-term care insurance ($4,676); (iii) the cost of an annual executive physical ($10,946); and (iv) reimbursement for financial planning services ($6,388).

(b)
For Mr. Shah, includes: (i) matching contributions under the Company’s 401(k) plan ($22,500); (ii) payment of premiums for (a) executive life insurance ($245), (b) executive supplemental disability income insurance ($3,912) and (c) executive long-term care insurance ($4,218); (iii) the cost of an annual executive physical ($3,228); and (iv) reimbursement for financial planning services ($5,000).

(c)
For Mr. Clark, includes: (i) matching contributions under the Company’s 401(k) plan ($26,400); (ii) payment of premiums for (a) executive life insurance ($14,858), (b) executive supplemental disability income insurance ($1,582) and (c) executive long-term care insurance ($7,017); and (iii) reimbursement for financial planning services ($5,000).

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(d)
For Mr. Ball, includes: (i) matching contributions under the Company’s 401(k) plan ($26,400); (ii) payment of premiums for (a) executive life insurance ($4,235), (b) executive supplemental disability income insurance ($5,891) and (c) executive long-term care insurance ($4,217); and (iii) reimbursement for financial planning services ($7,511)

(e)
For Mr. Doughty, includes: (i) matching contributions under the Company’s 401(k) plan ($26,400); (ii) payment of premiums for (a) executive life insurance ($1,906), (b) executive supplemental disability income insurance ($7,271) and (c) executive long-term care insurance ($4,218); and (iii) the cost of an annual executive physical ($8,136).

2023 Grants of Plan-Based Awards
The following table provides information on grants of plan-based awards made to our named executive officers during 2023.
Name	Grant Date	Approval Effective Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew G. Inglis	—	—	1,127,986	2,255,972	—	—	—	—	—
	01/31/2023	01/18/2023	—	—	—	—	—	233,539	1,791,244
	01/31/2023	01/18/2023	—	—	118,539	474,154	948,308	—	5,808,387
Neal D. Shah	—	—	603,487	1,206,974	—	—	—	—	—
	01/31/2023	01/18/2023	—	—	—	—	—	129,177	990,788
	01/31/2023	01/18/2023	—	—	65,567	262,269	524,538	—	3,212,795
Christopher J. Ball	—	—	696,899	1,393,798	—	—	—	—	—
	01/31/2023	01/18/2023	—	—	—	—	—	99,525	763,357
	01/31/2023	01/18/2023	—	—	50,517	202,066	404,132	—	2,475,309
Richard R. Clark	—	—	733,784	1,467,568	—	—	—	—	—
	01/31/2023	01/18/2023	—	—	—	—	—	61,293	470,117
	01/31/2023	01/18/2023	—	—	31,111	124,443	248,886	—	1,524,427
Jason E. Doughty	—	—	383,999	767,998	—	—	—	—	—
	01/31/2023	01/18/2023	—	—	—	—	—	71,190	546,027
	01/31/2023	01/18/2023	—	—	36,134	144,537	289,074	—	1,770,578
(1)
The amounts reported are the target and maximum annual bonuses that our named executive officers were eligible to receive for performance in respect of 2023 pursuant to our annual cash bonus plan. For additional information, see “Compensation Discussion and Analysis—Analysis of 2023 Executive Compensation Decisions—Annual Cash Bonus” above.

(2)
These amounts reflect PSUs, which are scheduled to vest between 0% and 200% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse one-third each year over three years and the specified relative TSR performance condition that will be measured on January 3, 2026. The amounts in the “Threshold” sub-column reflect the 25% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the awards will be forfeited. The amounts in the “Target” sub-column reflect the 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect the 200% of the shares that will vest on attainment of the service condition and the maximum performance level. For more on the terms of these awards, see “Compensation Discussion and Analysis— Analysis of 2023 Executive Compensation Decisions—Equity Awards” above.

(3)	These amounts reflect RSUs that are scheduled to vest one-third each year over three years, based solely on service.
(4)
The amounts in this column for the RSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column for the PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of these awards, assuming attainment of the maximum level of performance, see Footnote 3 to the “2023 Summary Compensation Table” above. The actual value, if any, that each named executive officer will realize for these PSUs is a function of the value of the shares if and when the awards vest. For additional information on how we account for equity-based compensation, see Note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

  2024 Proxy Statement | 51

EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information on the outstanding equity awards held by our named executive officers as of December 31, 2023.
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Andrew G. Inglis	462,038(3)	3,100,275	1,847,654(3)	12,397,758
Neal D. Shah	253,843(4)	1,703,287	986,769(4)	6,621,220
Christopher J. Ball	215,391(5)	1,445,274	969,766(5)	6,507,130
Richard R. Clark	148,339(6)	995,355	804,373(6)	5,397,343
Jason E. Doughty	151,020(7)	1,013,344	676,114(7)	4,536,725
(1)
The market values of the awards were calculated by multiplying the number of shares underlying the awards by $6.71, which was the closing price of a common share on December 29, 2023 (the last trading day in 2023).

(2)
The number of shares underlying PSU awards reflected in this table assumes attainment of the applicable specified relative TSR goal at the maximum performance level for PSU awards granted in 2021, 2022 and 2023. The actual number of shares, if any, that will vest will be based on (i) the level of achievement of the relative TSR goal as of the actual end of the performance period and (ii) satisfaction of the applicable service condition, in each case, as indicated in the footnotes below, plus the amount of any dividends or distributions that are declared on the shares during the applicable performance period. Following the end of 2023, the PSUs granted in 2021 achieved the specified relative TSR goal with a payout at 175% of the target number of shares (and the above-target portion thereof was settled in cash in lieu of shares for each of our NEOs except for Mr. Clark). For more on the terms of outstanding equity awards granted in 2023, see “Compensation Discussion and Analysis—Analysis of 2023 Executive Compensation Decisions—Equity Awards” above.

(3)
For Mr. Inglis, consists of: (a) 52,499 shares underlying RSU awards that are scheduled to vest on January 31, 2024; (b) 176,000 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024 and 2025; (c) 233,539 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024, 2025 and 2026; (d) 837,500 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met on January 31, 2024); (e) 536,000 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2025 and a service condition that is scheduled to be met ratably on January 31 of each of 2024 and 2025); and (f) 474,154 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2026 and a service condition that is scheduled to be met ratably on January 31 of each of 2024, 2025 and 2026).

(4)
For Mr. Shah, consists of: (a) 25,666 shares underlying RSU awards that are scheduled to vest on January 31, 2024; (b) 99,000 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024 and 2025; (c) 129,177 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024, 2025 and 2026; (d) 423,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met on January 31, 2024); (e) 301,500 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2025 and a service condition that is scheduled to be met ratably on January 31 of each of 2024 and 2025); and (f) 262,269 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2026 and a service condition that is scheduled to be met ratably on January 31 of each of 2024, 2025 and 2026).

(5)
For Mr. Ball, consists of: (a) 25,666 shares underlying RSU awards that are scheduled to vest on January 31, 2024; (b) 90,200 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024 and 2025; (c) 99,525 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024, 2025 and 2026; (d) 493,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met on January 31, 2024); (e) 274,700 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2025 and a service condition that is scheduled to be met ratably on January 31 of each of 2024 and 2025); and (f) 202,066 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2026 and a service condition that is scheduled to be met ratably on January 31 of each of 2024, 2025 and 2026).

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EXECUTIVE COMPENSATION
(6)
For Mr. Clark, consists of: (a) 25,666 shares underlying RSU awards that are scheduled to vest on January 31, 2024; (b) 61,380 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024 and 2025; (c) 61,293 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024, 2025 and 2026; (d) 493,000 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met on January 31, 2024); (e) 186,930 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2025 and a service condition that is scheduled to be met ratably on January 31 of each of 2024 and 2025); and (f) 124,443 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2026 and a service condition that is scheduled to be met ratably on January 31 of each of 2024, 2025 and 2026).

(7)
For Mr. Doughty, consists of: (a) 18,450 shares underlying RSU awards that are scheduled to vest on January 31, 2024; (b) 61,380 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024 and 2025; (c) 71,190 shares underlying RSU awards that are scheduled to vest ratably on January 31 of each of 2024, 2025 and 2026; (d) 344,647 shares underlying PSU awards (with a performance period scheduled to end on January 4, 2024 and a service condition that is scheduled to be met on January 31, 2024); (e) 186,930 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2025 and a service condition that is scheduled to be met ratably on January 31 of each of 2024 and 2025); and (f) 144,537 shares underlying PSU awards (with a performance period scheduled to end on January 3, 2026 and a service condition that is scheduled to be met ratably on January 31 of each of 2024, 2025 and 2026).

Option Exercises and Stock Vested During 2023
The following table provides information on our named executive officers’ RSU and PSU awards that vested in 2023. We have not granted share options to our named executive officers or other employees.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Andrew G. Inglis	621,445	4,915,630
Neal D. Shah	235,481	1,862,655
Christopher J. Ball	305,319	2,415,070
Richard R. Clark	290,909	2,301,087
Jason E. Doughty	218,210	1,726,037
(1)
The value realized on vesting of the awards was calculated by multiplying the number of shares underlying the awards that vested in 2023 by $7.91, the closing price of a share on the vesting date (or if the vesting date was not a trading day, on the trading day immediately preceding the vesting date).

2023 Pension Benefits
We do not maintain any defined benefit pension plans.
2023 Nonqualified Deferred Compensation
The Company does not currently sponsor any deferred compensation plans. The non-qualified deferred compensation plan that the Company previously provided for our executive officers was terminated effective January 20, 2022, as approved by the Compensation Committee, with liquidation of the plan to follow no later than 24 months from the date of termination.
  2024 Proxy Statement | 53

EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change in Control
If on December 31, 2023 we had undergone a change in control or our named executive officers’ employment had terminated under specified circumstances, each of our named executive officers would have been entitled to accelerated vesting of his equity awards on the terms summarized under “—Equity Awards” below, and to specified payments and benefits under our severance policy or their offer letters. For a summary of the terms of our severance policy and these offer letters, see “—Severance Policy” and “—Offer Letters” below.
Name	Change in Control (No Termination) ($)	Involuntary Termination in Connection with Change in Control ($)	Termination without Cause or Resignation for Good Reason (No Change in Control) ($)	Voluntary Resignation Without Good Reason Or Termination for Cause ($)	Death/ Disability ($)
Andrew G. Inglis
Equity acceleration(1)	27,895,778	27,895,778	—	—	27,895,778
Salary payments	—	4,511,944(5)	2,255,972(2)	—	—
Bonus	—	1,127,986(6)	2,255,972(2)	—	—
Benefits continuation	—	63,771(3)	63,771(3)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	27,895,778	33,620,179	4,575,715	—	27,895,778
Neal D. Shah
Equity acceleration(1)	—	14,945,720	—	—	14,945,720
Salary payments	—	2,413,948(5)	—	—	—
Bonus	—	603,487(6)	—	—	—
Benefits continuation	—	20,999(3)	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	18,004,854	—	—	14,945,720
Christopher J. Ball
Equity acceleration(1)	—	14,459,527	—	—	14,459,527
Salary payments	—	2,787,596(5)	1,045,349(7)	—	—
Bonus	—	696,899(6)	—	—	—
Benefits continuation	—	—	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	17,964,722	1,045,349	—	14,459,527
Richard R. Clark
Equity acceleration(1)	—	11,790,034	—	—	11,790,034
Salary payments	—	2,935,136(5)	—	—	—
Bonus	—	733,784(6)	—	—	—
Benefits continuation	—	45,646(3)	—	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	—	—	—	—
Total	—	15,525,300	—	—	11,790,034
Jason E. Doughty
Equity acceleration(1)	—	10,086,787	—	—	10,086,787
Salary payments	—	1,791,996(5)	511,999(7)	—	—
Bonus	—	383,999(6)	383,999(7)	—	—
Benefits continuation	—	63,771(3)	31,886(7)	—	—
Outplacement services	—	20,700(4)	—	—	—
Relocation	—	29,370(8)	—	—	—
Total	—	12,376,623	927,884	—	10,086,787
(1)
Each named executive officer holds RSU and PSU awards that were unvested as of December 31, 2023. Under the terms of the applicable award agreements, these awards are subject to accelerated vesting under specified circumstances. The amounts in the table are based on the closing price of a share on December 31, 2023. For PSUs, if (i) the awards remain subject to the satisfaction of the specified relative TSR goal following such termination of employment or (ii) the specified relative TSR goal is calculated based on actual achievement as of a change in control, these amounts assume maximum attainment of such goal as of December 31, 2023. See “—Equity Awards” below for more details on the circumstances under which the vesting of these awards would have accelerated.

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EXECUTIVE COMPENSATION
(2)
Represents the payment of two times Mr. Inglis’ annual base salary and annual target bonus as of December 31, 2023, payable in equal monthly installments over 24 months under Mr. Inglis’ offer letter. For additional details, see “—Offer Letters” below.

(3)	Represents a cash payment in an amount equal to the premium cost of continued healthcare coverage for 24 months under our severance policy (or, for Mr. Inglis, under his offer letter).
(4)	Represents the cost of outplacement services for 18 months under our severance policy.
(5)	Represents a lump-sum cash severance payment under our severance policy equal to 24 months of base salary plus two times the annual target bonus for such executive.
(6)	Under our severance policy, each of our named executive officers is entitled to a prorated portion of his annual target bonus for the year of termination, if not paid prior to the date of termination.
(7)
Represents payments of annual base salary for Mr. Ball (for 18 months) and Mr. Doughty (for 12 months). In addition, for Mr. Doughty, represents (i) 12 months of estimated bonus payments (based on the target amount of his bonus) and (ii) reimbursement of the cost of medical and dental insurance and each of his dependents for 12 months pursuant to his offer letter (Mr. Ball is currently on a UK Health Plan, which is not eligible for COBRA reimbursement). For additional details, see “—Offer Letters” below.

(8)
Represents reasonable and customary costs that we estimate would be incurred in moving Mr. Doughty and his family back to his former residence location, if solely as a result of a “change in control” (as defined in the LTIP and summarized below under “—Equity Awards—Definitions”), Mr. Doughty is required to relocate to a location outside of the Dallas/Fort Worth area, pursuant to the terms of his offer letter. This estimate is based on the costs incurred in moving Mr. Doughty and his family to the Dallas/Fort Worth area. For additional details, see “—Offer Letters” below.

  2024 Proxy Statement | 55

EXECUTIVE COMPENSATION
Offer Letters
The offer letter agreements we have entered into with each of our current named executive officers (other than Mr. Clark and Mr. Shah) provide for specified termination payments and benefits, as follows:
■
On a termination of Mr. Inglis’ employment by us without “cause” or by him for “good reason” (as such terms are defined in his offer letter and summarized below under “—Equity Awards—Definitions”), Mr. Inglis is entitled to cash severance in an amount equal to two times the sum of his base salary and target bonus (payable in equal monthly installments over 24 months) and (ii) continued medical and dental coverage for him and his dependents for 24 months, subject to his execution of a general release of claims.

■	If the employment of each of Messrs. Ball and Doughty is terminated through no fault of his own or his position is eliminated and he is not offered a comparable position in Dallas, Texas then Messrs. Ball and Doughty will receive (a) his annual base salary and (b) reimbursement of the COBRA cost of medical and dental insurance for him and his dependents, in each case for a specified period (18 months for Mr. Ball and 12 months for Mr. Doughty). Mr. Doughty will also receive 12 months of estimated bonus payments.
■
Mr. Doughty is also entitled to payment of reasonable and customary expenses associated with him and his family moving back to Houston, Texas under the circumstances described in footnote 8 to the “Potential Payments Upon Termination or Change in Control” table above.

Severance Policy
Our severance policy is designed to encourage continuity of management and other employees after a change in control. The policy provides severance benefits to regular full-time U.S. employees whose employment is terminated in connection with a “change in control” (as defined in the LTIP and summarized below) as a result of:
■	work force reduction;
■	departmental reorganization that results in job elimination;
■
departmental reorganization that results in a material diminution of the skills, requirements, aptitudes or other criteria of the position, if the employee declines an offer of continued employment in the altered position or in another position that the Company deems comparable in its reasonable discretion; or

■	relocation of the job functions outside of a 50-mile radius, if the employee is not offered employment at the new location or declines an offer of employment at the new location.
The severance policy provides for the following termination benefits:
■
a lump-sum cash severance payment in an amount determined based on the employee’s title, years of service and base salary (for our named executive officers and other members of the Company’s Senior Leadership Team, this amount equals 24 months of base salary plus two times the annual target bonus for such executive without regard to years of service);

■	a prorated portion of the employee’s target bonus for the current year, if not paid prior to the date of termination;
■	a cash payment in an amount equal to the premium cost of continued healthcare coverage for a specified period (24 months for our named executive officers);
■	outplacement services for a specified period (18 months for our named executive officers); and
■	payout of unused vacation time.
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EXECUTIVE COMPENSATION
Employees, including our named executive officers, who have a separate severance agreement may receive benefits under that agreement or the severance policy, but not both. To receive severance benefits under the severance policy, an employee must sign and not revoke a separation and release agreement in the form prescribed by the Company.
Equity Awards
RSUs
RSUs held by each of our named executive officers are scheduled to vest based solely on service and would have fully vested on December 31, 2023, if on that date their employment had terminated due to their death or “disability” (as defined in the LTIP and summarized below). Had we undergone a change in control on December 31, 2023, these awards would have become fully vested on the earliest to occur of:
■	the regularly scheduled vesting date, if the executive remained employed through the vesting date;
■	termination of the executive’s employment due to his death or disability;
■
for our named executive officers other than for Mr. Inglis, termination of the executive’s employment by us or the acquiror without cause or by him for “good reason” (as defined in the LTIP or an applicable offer letter and summarized below) within one year following a change in control; and

■
for awards granted to Mr. Inglis, (i) the first anniversary of a change in control, if Mr. Inglis remains employed through the anniversary date, or (ii) the later of the date of termination or the change in control, if Mr. Inglis’ employment is terminated by us without cause or by him for good reason during the period beginning three months before, and ending one year after, such change in control, provided that any termination during the period beginning three months before such change in control was at the request of a third party that had taken steps reasonably calculated to effectuate such change in control or that otherwise arose in connection with or anticipation of such change in control.

These RSUs would have been forfeited on termination of employment under any other circumstances.
PSUs
For PSUs held by our named executive officers, the service condition would have been fully attained on December 31, 2023, if on that date the executive’s employment had terminated due to his death or disability, and such awards would have remained subject to the performance condition.
Had the executive terminated his employment without good reason at any time, or had his employment been terminated by us without cause or by him for good reason at any time other than on, or within one year after, a change in control, then any portion of the PSU award for which the applicable service condition had been satisfied as of such termination date would have remained subject to the applicable performance condition, and any remaining portion of the award would have been forfeited without any payment to the executive.
Had we undergone a change in control on December 31, 2023, the performance condition would have been treated as set forth below, and the awards would have remained subject to the service condition to the extent not yet met:
■	for PSUs granted to our named executive officers (other than Mr. Inglis), the performance condition would have been determined based on actual performance as of the date of such change in control; and
■	for PSUs granted to Mr. Inglis, the performance condition would have been deemed attained at the maximum performance level.
In connection with the change in control, the PSUs would have vested or been forfeited under the same circumstances as are described above for RSUs.
These PSUs would have been forfeited on termination of employment under any other circumstances.
  2024 Proxy Statement | 57

EXECUTIVE COMPENSATION
Definitions
For purposes of the accelerated vesting of the named executive officers’ equity awards under the circumstances described above, “cause,” “change in control,” “disability” and “good reason” are defined in the LTIP (or, for Mr. Inglis, in his offer letter) as follows:
■	“Cause” generally means the named executive officer’s:
(i)	failure (or, in the case of Mr. Inglis, material failure) to perform his duties (other than any such failure resulting from his physical or mental incapacity);
(ii)	having engaged in misconduct, negligence or a breach of fiduciary duty (or, in the case of Mr. Inglis, having engaged in serious misconduct, gross negligence or a material breach of a fiduciary duty);
(iii)
having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any crime of moral turpitude or felony under any applicable law;

(iv)
breach (or, in the case of Mr. Inglis, material breach) of any restrictive covenant (and, in the case of Mr. Inglis, any notice requirement, garden leave provision or similar requirement) to which he is subject;

(v)	breach (or, in the case of Mr. Inglis, material breach) of any of our policies, including any policy that relates to expense management, human resources or the Foreign Corrupt Practices Act;
(vi)	unlawful use or possession of illegal drugs on our premises or while performing his duties to us; or
(vii)	commission of an act of fraud, embezzlement or misappropriation, in each case, against us.
In the case of Mr. Inglis, if the Company believes that he has committed an act giving rise to cause under clauses (i), (ii), (iv) or (v) above, then, if such act or omission is reasonably susceptible of cure, we must provide Mr. Inglis written notice specifying the circumstances alleged to constitute cause within 90 days of the Board’s first obtaining knowledge of such circumstances. Mr. Inglis then has 30 days to cure the circumstances. If he has not cured the circumstances within such 30-day period, we may terminate Mr. Inglis’ employment within 60 days after the end of such 30-day period.
■	“Change in Control” generally means the occurrence of one or more of the following events:
(i)	the acquisition of 50% or more of the combined voting power of our outstanding securities;
(ii)	the replacement of the majority of our directors during any 12-month period (other than by directors approved by a majority of our remaining directors);
(iii)
the consummation of our merger, amalgamation or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such transaction); or

(iv)
the transfer of our assets having a gross fair market value of 50% or more of the total gross market value of our assets immediately before such transfer (other than any such transfer immediately after which such assets are owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common shares immediately before such transfer), and the subsequent distribution of the proceeds from such transfer to our stockholders having a fair market value that is greater than 50% of our fair market value immediately before such transfer.

■
“Disability” generally means “disability” as defined in our long-term disability plan for the purpose of determining eligibility for benefits. If such plan contains multiple definitions of disability, then “disability” refers to that definition of disability which, if the named executive officer qualified for such benefits, would provide coverage for the longest period.

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EXECUTIVE COMPENSATION
■	“Good Reason” generally means the occurrence of any of the following events without the named executive officer’s consent:
(i)
a reduction in his base salary or target bonus, other than any such reduction that applies generally to similarly situated employees (or, in the case of Mr. Inglis, that applies to senior executives of the Company);

(ii)	relocation of his principal place of employment by more than 50 miles; or
(iii)	a material reduction in his duties or responsibilities (in the case of our named executive officers other than Mr. Inglis, that occurs within two years after a change in control).
In each case, the executive must provide us with written notice specifying the circumstances alleged to constitute good reason within 90 days after the circumstances first occur. We then have 30 days to cure the circumstances. If we have not cured the circumstances within such 30-day period, the executive is required to resign within 60 days after the end of such 30-day period.
  2024 Proxy Statement | 59

EXECUTIVE COMPENSATION
2023 Pay Versus Performance
The following table sets forth the compensation for our Principal Executive Officer (“PEO”) and the average compensation for our other named executive officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of 2023, 2022, 2021 and 2020. The table also provides information on our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group, Net Income and EBITDAX over such years in accordance with SEC rules.
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(3) ($)	Net Income (Loss) ($)	EBITDAX(4) ($)
2023	9,697,269	11,393,439	4,253,582	5,141,231	119.76	118.12	213,520,000	1,238,151,000
2022	7,872,017	16,980,363	3,557,021	7,877,196	113.51	117.02	226,551,000	1,436,342,000
2021	6,237,930	7,820,096	3,353,927	4,164,658	61.75	92.13	(77,836,000)	969,136,000
2020	4,722,701	(812,866)	1,917,170	(245,879)	41.94	68.12	(411,586,000)	424,987,000
(1)
Compensation for our PEO, Mr. Inglis, reflects the amounts reported in the “Summary Compensation Table” for the respective years. Average compensation for non-PEO NEOs includes the following named executive officers: (i) in each of 2023, 2022 and 2021, Messrs. Shah, Ball, Clark and Doughty; and for 2020, Messrs. Shah, Ball, Clark, Doughty and Thomas P. Chambers.

(2)
Compensation “actually paid” for the PEO and average compensation “actually paid” for our non-PEO NEOs in each of 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in columns (b) and (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in columns (b) and (d) of the table above do not reflect the actual amount of compensation earned by or paid to the PEO and our other NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee in regards to the PEO’s and our other NEOs’ compensation for 2023, see “Compensation Discussion and Analysis—2023 Key Compensation Decisions”. Fair values of equity awards set forth in the table below are computed in accordance with FASB ASC Topic 718 as of the end of the respective fiscal year, other than fair values of equity awards that vest in the covered year, which are valued as of the applicable vesting date. There were no adjustments made for the following items as they were not applicable in any of 2023, 2022, 2021 or 2020: (i) awards that were granted and vested during the same year, (ii) awards granted during a prior year that were forfeited, (iii) incremental fair value of options/SARs modified during the year, (iv) reported change in the actuarial present value of pension benefits or (v) increases for service cost of pension plans.

Adjustments	2023		2022		2021		2020
	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)
Summary Compensation Table Total:	9,697,269	4,253,582	7,872,017	3,557,021	6,237,930	3,353,927	4,722,701	1,917,170
Deduct the grant date fair value of the equity awards for each applicable year, as reported in the “Stock Awards” column in the Summary Compensation Table	(7,599,631)	(2,938,349)	(4,859,920)	(2,153,552)	(3,658,925)	(1,888,865)	(3,636,630)	(1,208,734)
Add the fair value as of year-end for awards granted during the year	6,261,171	2,420,842	7,071,200	3,133,426	5,167,950	2,667,728	1,374,075	456,684
Add the year-over-year increase (decrease) in fair value of unvested awards granted in prior years	2,117,863	1,017,590	6,447,224	3,146,405	23,426	12,272	(3,382,652)	(1,454,703)
60 |   2024 Proxy Statement

EXECUTIVE COMPENSATION
Adjustments	2023		2022		2021		2020
	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)	PEO ($)	Average non- PEO NEOs ($)
Add the increase (decrease) in fair value from prior fiscal year-end for awards that vested during the year	897,266	379,477	381,729	164,585	(3,737)	(1,349)	43,469	16,158
Add the increase based on dividends or other earnings paid during the year	19,501	8,089	68,113	29,311	53,452	20,945	66,171	27,546
Compensation Actually Paid:	11,393,439	5,141,231	16,980,363	7,877,196	7,820,096	4,164,658	(812,866)	(245,879)
(3)
TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table consists of the performance peer companies utilized for our PSUs, as described in our Compensation Discussion & Analysis. These companies were selected because they are the oil and gas exploration and production companies most like Kosmos in terms of geographic reach, development stage, and who potentially compete with the Company for executive talent. For 2022, these peers were as follows: Africa Oil Corp., Aker BP ASA, Capricorn Energy plc, Genel Energy plc, Harbour Energy Plc, Murphy Oil Corporation, Talos Energy Inc. and Tullow Oil plc. For 2023, the peer group was modified to add Energean plc following the removal of Lundin Petroleum AB from the peer group in 2022. The table below shows the four-year cumulative TSR for our 2022 peer group as compared to the four-year cumulative TSR for our 2023 peer group and the four-year cumulative TSR for Kosmos.

Cumulative TSR (2020-2023)
Kosmos – Total Shareholder Return ($)	2022 Peer Group – Total Shareholder Return ($)	2023 Peer Group – Total Shareholder Return ($)
119.76	116.94	118.12
(4)
EBITDAX is a non-GAAP financial measure used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines “EBITDAX” as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. EBITDAX for FY 2021 reflects pro forma adjustments made to reflect the interests acquired in Ghana during the year as part of the Oxy Ghana acquisition. EBITDAX for FY 2022 reflects pro forma adjustments made to reflect the interests sold in Ghana that were associated with the Ghana pre-emption and the acquisition of additional interests in Kodiak during the year.

The Company considers the following financial measures to be the most important financial performance measures used to link company performance to the executive compensation actually paid to our PEO and our other named executive officers during the last fiscal year:
Financial Measures	Company Selected Measure
EBITDAX	✔
Free Cash Flow
Net Cash General and Administrative Expense
Capital Expenditures
These financial measures were selected from amongst the Company’s “key performance indicators” (which we refer to as “KPIs”), utilized to determine annual cash bonus payments for our named executive officers under our annual cash bonus program. The KPIs are established by the Compensation Committee at the beginning of each year, are derived from our strategic and operational plan and demonstrate year-over-year improvement. The Company believes EBITDAX is the most important financial performance measure utilized in our compensation program to link pay with compensation actually received by our named executive
  2024 Proxy Statement | 61

EXECUTIVE COMPENSATION
officers for 2023 (and, therefore, is our Company Selected Measure for the Pay Versus Performance Table) because it best reflects the Company’s overall financial performance for the year, both on an absolute basis and with respect to other companies in the oil and gas sector.
The following graph compares the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining NEOs and the cumulative TSR performance of our common stock with the TSR performance of our peer group. The graph below shows a connection between compensation actually paid and total shareholder return for Kosmos and the peer group.

Compensation Actually Paid versus
Total Shareholder Return
Compensation Actually Paid
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
Total Shareholder Return
$140
$120
$100
$80
$60
$40
$20
$0
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Cumulative TSR
Peer Group TSR

62 |   2024 Proxy Statement

EXECUTIVE COMPENSATION
The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with net income.

Compensation Actually Paid versus Net Income
Compensation Actually Paid
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
Net Income
$300,000,000
$150,000,000
$0
-$150,000,000
-$300,000,000
-$450,000,000
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with EBITDAX. The graph below shows a connection between compensation actually paid and EBITDAX, the most important financial metric for linking Kosmos financial performance and compensation.

Compensation Actually Paid versus EBITDAX
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
Compensation Actually Paid
$1,500,000,000
$1,200,000,000
$900,000,000
$600,000,000
$300,000,000
$0
EBITDAX
FY 2020
FY 2021
FY 2022
FY 2023
PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
EBITDAX

  2024 Proxy Statement | 63

EXECUTIVE COMPENSATION
2023 CEO Pay Ratio Disclosure
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2023:
■	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $330,569;
■	the annual total compensation of our Chief Executive Officer was $9,737,357; and
■	the ratio of these two amounts was approximately 29 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
In accordance with SEC rules, when identifying our median employee for 2023, we determined that our median employee from 2021 was still reasonable to utilize for our pay ratio disclosure this year. To identify the 2021 median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our median employee. We determined that, as of December 31, 2021, our employee population consisted of 228 individuals. Our employee population consisted of our global workforce of full-time and part-time employees, as described in more detail below. We adjusted our total employee population (as described above) for purposes of identifying our median employee by excluding 10 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in each such jurisdiction, as follows: three employees in Equatorial Guinea, one employee in São Tomé and Príncipe and six employees in Mauritania. While there have been some changes in our employee population since December 31, 2021, we determined that these changes in our employee base did not result in any significant impact on our pay ratio disclosure.
After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our median employee consisted of 218 individuals.
To identify our median employee from our total adjusted employee population, we compared the amount of base salary paid to each of our employees as reflected in our payroll records for 2021. In making this determination, we annualized the compensation of our full-time employees who were hired in 2021 but did not work for us for the entire fiscal year and permanent part-time employees. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation. Our median employee served in a similar role in 2023, and had his or her compensation adjusted based on his or her performance in that role. We determined that the changes in our median employee’s compensation arrangements for 2023 did not result in a significant change to our pay ratio disclosure and, therefore, we determined that our median employee from 2021 was still reasonable to utilize for our pay ratio disclosure this year.
Once we determined that our median employee was still reasonable for 2023 disclosure, we then calculated such median employee’s annual total compensation for 2023 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2023 (as set forth in the 2023 Summary Compensation Table of this Proxy Statement), adjusted to include the cost to the Company in 2023 of specified employee benefits that are provided on a non-discriminatory basis, including medical, dental and vision coverage, health savings account (HSA) contributions, short- and long-term disability benefits, life and accidental death and dismemberment (AD&D) insurance and travel insurance benefits.
Our CEO’s annual total compensation for 2023 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2023 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our median employee (as described above).
SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
64 |   2024 Proxy Statement

PROPOSAL 4
To provide a non-binding, advisory vote to approve the frequency of holding future non-binding votes on named executive officer compensation
The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.
By voting on this Proposal 4, shareholders may indicate whether they prefer that we conduct future advisory votes to approve named executive officer compensation every year, every 2 years, or every 3 years. Shareholders may also abstain from casting a vote on this proposal.
After careful consideration, our Board has determined that an advisory vote to approve named executive officer compensation that occurs every year is the most appropriate alternative for the Company, and therefore, our Board recommends that you vote for an annual advisory vote to approve named executive compensation. Although the Company’s compensation policies and practices are designed to incentivize our named executive officers to build long-term shareholder value, the Board recognizes that executive compensation disclosures are made annually. Therefore, providing for an annual advisory vote to approve named executive officer compensation may provide the Company with more direct and immediate feedback on our named executive officer compensation.
Our executive compensation program is administered by our Compensation Committee, which is responsible for approving or recommending to the full Board the amount and form of compensation to be paid to our executive officers. Compensation decisions are complex and, for our named executive officers, are disclosed in our Proxy Statement pursuant to the disclosure rules of the SEC. We value the opinion of our shareholders and encourage communication regarding our executive compensation policies and practices.
This vote is advisory and not binding on the Company, our Compensation Committee or our Board. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when determining how often the Company should submit to our shareholders a non-binding, advisory vote to approve the compensation of our named executive officers included in our Proxy Statement. The Board may decide that it is in the best interests of our shareholders and the Company to hold a non-binding, advisory vote on named executive officer compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.
Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, will determine the shareholders’ preferred frequency for holding future advisory votes on named executive officer compensation. Abstentions shall not be treated as votes cast. Because we may not be able to attain a majority of the votes cast for any of the alternatives, the Board will consider the frequency choice that receives the plurality of votes cast if none of the frequency choices receives a majority.
Although our Board recommends holding this vote every year, you have the option to specify one of four choices for this proposal: “Every Year,” “Every 2 Years,” “Every 3 Years” or “Abstain”. You are not voting to approve or disapprove the recommendation of the Board.
Recommendation
Every Year

The Board recommends that you vote to conduct a non-binding, advisory vote to approve executive compensation “Every Year.” If not otherwise specified, proxies will be voted “Every Year” regarding Proposal 4.

  2024 Proxy Statement | 65

STOCKHOLDER PROPOSAL
Report on Tax Payments
Oxfam America has submitted the following proposal for consideration at the Annual Stockholders Meeting.
RESOLVED: Shareholders request that the Board of Directors issue a tax transparency report to shareholders, at reasonable expense and excluding confidential information, prepared in consideration of the indicators and guidelines set forth in the Global Reporting Initiative’s (GRI) Tax Standard.
Supporting Statement
Tax transparency is increasingly important to investors. The PRI, representing investors with $89 trillion assets under management, states that, “For investors, tax risk is financially material at the individual asset level. With tightening regulations and shifting societal expectations, tax avoidance activities of multinational enterprises have attracted large fines and highlighted growing reputational, governance, and earnings risks.”1 96% of US companies expect more tax disputes as governments become more rigorous in tax examinations.2
In 2021, 136 countries signed a global tax reform framework.3 National and regional-level agreements also demonstrate growing consensus around the importance of tax disclosures: the proposed Disclosure of Tax Havens and Offshoring Act, passed by the House of Representatives, requires public country-by-country reporting (CbCR) of financial (including tax) data by SEC- registered companies.4 In November 2021, the European Union approved a directive to implement public CbCR for large multinationals operating there.5 In April 2023, the Australian government released draft legislation that requires CbCR for any large multinational doing business in Australia.6
Though a leader in other types of transparency, Kosmos does not disclose financial data with adequate levels of disaggregation to understand its operations and contextualize its tax and other payments by country.7 This challenges investors’ ability to evaluate the liability of tax reforms or whether Kosmos engages in responsible tax practices. This risks the company’s reputation and puts investors at risk of significant cost in tax challenges. For example, Kosmos is being challenged by the Ghana Revenue Authority for underpayment of certain taxes.8 While the company says that the claim lacks merit, investors do not have the data necessary to verify this.9
The GRI Standards are the world’s most utilized corporate reporting standard.10 The GRI Tax Standard - GRI 207 - is the first comprehensive, global standard for public tax disclosure. It includes four components. GRI 207-1, 207-2, and 207-3 require companies to disclose their approach to tax; their tax governance, control, and risk management; stakeholder engagement and management of tax concerns. 207-4 requires CbCR of financial information, including revenues, profits and losses, and tax payments within each jurisdiction.11 GRI 207 also recommends disclosing “industry-related and other taxes or payments to governments.”
A GRI-aligned tax transparency report would bring Kosmos in line with peer companies12 that report using GRI 207.13 Kosmos already reports CbCR information to OECD tax authorities privately, so any increased burden is negligible.
[1]	https://www.unpri.org/download?ac=15325#:~:text=Some%20investors%20believe%20that%20tax,good%20risk%20management%20and%
20governance. &text=Prudent%20tax%20planning%20as%20the%20basis%20for%20tax%20management
[2]	https://www2.deloitte.com/content/dam/Deloitte/global/Documents/Tax/gx-beps-global-survey-summary-results- 2022.pdf
[3]	https://www.oecd.org/tax/international-community-strikes-a-ground-breaking-tax-deal-for-the-digital-age.htm
[4]	https://www.congress.gov/bill/117th-congress/house-bill/3007
[5]	https://www.internationaltaxreview.com/article/b1vf7yc65qpzcd/this-week-in-tax-eu-on-track-for-public-cbcr-by-2023
[6]	https://treasury.gov.au/consultation/c2023-383896
[7]	https://www.kosmosenergy.com/wp-content/uploads/2023/06/2022-Payments-to-Government.pdf; https://www.kosmosenergy.com/transparency/
[8]	https://investors.kosmosenergy.com/static-files/985f05d7-645f-4c32-a398-ca7fdc38e951, p. 45
[9]	https://ghstandard.com/goldfields-kosmos-dispute-tax-bills-imposed-by-gra/3319/
[10]	https://assets.kpmg/content/dam/kpmg/xx/pdf/2020/11/the-time-has-come.pdf
[11]	https://www.globalreporting.org/standards/media/2482/gri-207-tax-2019.pdf
[12]	https://www.hess.com/sustainability/how-we-operate/tax-practices;
https://reports.shell.com/tax-contribution- report/2020/our-tax-data.html;
https://s24.q4cdn.com/382246808/files/doc_downloads/2022/sustainability/newmont-2021-tax-report.pdf;
https://www.bp.com/en/global/corporate/sustainability/our-approach-to-sustainability/tax-transparency.html; https://reports.shell.com/tax-contribution-report/2020/;
https://www.eni.com/assets/documents/eng/reports/2020/Country-by-Country-2020_ENG.pdf;
https://totalenergies.com/sites/g/files/nytnzq121/files/documents/2022-03/Tax_transparency_report_2019_2020.pdf
[13]	https://www.globalreporting.org/news/news-center/momentum-gathering-behind-public-country-by-country-tax- reporting/
66 |   2024 Proxy Statement

Vote Required
The affirmative vote of a majority of the votes cast at the annual stockholders meeting, at which a quorum is present, is required to approve Proposal 5. Abstentions shall not be treated as votes cast, although they will be counted for purposes of determining whether a quorum is present.
Recommendation
The Board recommends you vote AGAINST this proposal for the following reasons:
As the proponent notes, Kosmos is a leader in supporting transparency initiatives that improve governance and accountability. We understand that we are the only U.S. upstream oil and gas company that publishes all our contracts at the project level and we are proud to be a Board member of the global Extractive Industries Transparency Initiative, which is the leading body for setting voluntary standards and practices for the industry. And as we conveyed to this proponent during our engagement ahead of receiving this proposal, we take care to ensure that the information we provide is meaningful and not competitively sensitive in the context of what our peers, competitors, and others in the industry provide. We have therefore studied carefully the GRI Tax Standard, what it comprises and whether there is merit in aligning to it. It is apparent that the GRI Tax Standard offers no clear benefit to our shareholders or to the countries where we operate in addition to the information we already supply on tax revenues in great detail, as outlined below. We can find no U.S. peer that is fully aligned with the GRI Tax Standard. In addition, most of the information requested is available in our public filings in other formats. The format contemplated by the GRI Tax Standard also risks confusing stakeholders about the basis for revenues and tax disclosures, thereby putting disclosing companies at a competitive disadvantage. Therefore, we believe that at this time it is unnecessary and redundant to adopt the voluntary public disclosures prescribed by the GRI Tax Standard, which is not a common practice among our U.S. industry peers. For reference, last year the proponent pursued nearly identical proposals for vote by the shareholders of ExxonMobil, Chevron and ConocoPhillips, other international oil and gas extractive companies. In each such situation the proponent’s proposal was rejected by shareholders.
Kosmos already publicly provides detailed information about taxes. The requested tax transparency report is unnecessary.
Kosmos makes tax disclosures through existing frameworks both voluntarily to strive towards being at the leading edge of transparency and in compliance with legally mandated reporting. We take appropriate tax and other financial disclosures very seriously. Our tax disclosures include the following:
■
We provide detailed information regarding our U.S. federal, state, and international income taxes and other tax related information in the annual and quarterly reports that we publicly ﬁle with the Securities and Exchange Commission (“SEC”).

■
To the extent tax law changes pose a material risk to our business, we include disclosures detailing such risk in our ﬁlings with the SEC. Similarly, to the extent that we face any potential tax liabilities that we believe are material, we also disclose them in our ﬁlings with the SEC.

■
We publish an annual report of payments made to governments in accordance with the UK’s Reports on Payments to Governments Regulations 2014, which includes information regarding tax payments made by country.

■
We will be complying, beginning with our 2023 ﬁnancial year, with the newly implemented rules for reporting payments to governments, including taxes, for extractive activities on a country or project basis, as applicable, under Section 1504 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

■	We publish reports from Kosmos subsidiaries that include “in-scope” government payments to independent third parties in the Extractive Industries Transparency Initiative implementing countries.
  2024 Proxy Statement | 67

■
We provide annual country-by-country reports to the U.S. Treasury office of The Internal Revenue Service with our annual U.S. consolidated income tax return, as the United States is one of the countries that has implemented the Organisation for Economic Co-operation & Development’s (“OECD”) Action 13 of its Base Erosion and Proﬁt Shifting project. Each report includes speciﬁc tax information by country, including revenue, taxes paid, taxes accrued, and number of employees, which may be shared among tax authorities, providing them information for appropriate use to undertake a risk assessment of our tax affairs. The countries implementing Action 13 are required to enforce conﬁdentiality of the country-by-country reports, due to the reports’ competitively sensitive nature and the need to ensure appropriate use by the participants of the OECD agreement.

Expanding our current disclosures to include country-by-country tax reporting in accordance with the GRI Tax Standard does not add significant new information for shareholders or stakeholders that would enhance transparency, is not consistent with peer market practice and would therefore risk putting Kosmos at a competitive disadvantage.
Reporting under the GRI Tax Standard would require providing additional granular data that the company does not believe is useful or informative to our investors or other stakeholders. The proponent claims that reporting under the GRI Tax Standard would bring Kosmos in line with “peer companies” who, according to the proponent, are using this standard. However, there has not been significant adoption of the GRI Tax Standard by U.S.-based companies, and as we have noted above, we can find no U.S. peer company that aligns fully with the Standard. Instead, this proposal requests the adoption of a disclosure framework on ﬁnancial reporting and related metrics that is unevenly applied and not widely adopted among our U.S. peers. This would create regulatory, ﬁnancial, and reputational risks without providing stakeholders with consistent, comparable data. Given the relatively novel nature of the disclosure requested, there is also signiﬁcant risk that information could be misunderstood. As such, implementing new disclosures beyond what is both currently and soon to be required by law, and beyond the practices of similarly situated U.S.-based companies with extensive international operations, would risk putting Kosmos at a competitive disadvantage, to our shareholders’ potential detriment.
The proposal also mentions the risk of potential tax penalty payments as a rationale for seeking additional disclosures. Evaluating tax claims by foreign governments is a complicated process that involves the review and analysis of tax laws, contractual provisions and case law. Publishing a tax transparency report using the GRI Tax Standard would not provide any meaningful information to investors that would enable them to conduct their own analysis or otherwise attempt to verify the risk posed by a potential tax claim. It is the responsibility of the company to undertake this analysis and to publicly report in its ﬁlings with the SEC any risks that it considers material. We are of the view that aligning with the GRI Tax Standard will only confuse and not clarify the full array of disclosures that inform shareholders and other stakeholders, including in our countries of operation.
Therefore, the Board recommends that you vote AGAINST this proposal.
X
The Board recommends a vote “AGAINST” Proposal 5. If not otherwise specified, proxies will be voted “AGAINST” Proposal 5.

68 |   2024 Proxy Statement

GENERAL MATTERS
Record Date
The Board fixed the record date for the determination of stockholders entitled to notice of and to vote at the annual stockholders meeting as of the close of business on April 9, 2024. Our only outstanding voting securities are our common shares, $0.01 par value per share, of which 471,548,508 shares were outstanding as of the close of business on the record date.
Voting Your Proxy
Our stockholders are entitled to one vote for each common share that is owned on the record date on all matters considered at the annual stockholders meeting. You may vote your shares at the virtual meeting or by proxy. To vote by proxy, you may submit your proxy and direct how to vote your shares by telephone using the toll-free number listed on the Proxy Card, via the Internet at the website listed on the Proxy Card or by marking, dating, signing and mailing the enclosed Proxy Card in the prepaid envelope provided. When using Internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Kosmos Energy Ltd. and a control number unique to you. If you submit your proxy and direct how to vote your shares via the Internet or by telephone, please do not also mail the enclosed Proxy Card. If you plan to vote at the virtual annual stockholders meeting, you will need the control number included on your notice of internet availability, proxy card or voting instruction form to be admitted to the virtual meeting as a stockholder, vote your shares and ask questions. Even if you currently plan to attend the virtual annual stockholders meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the virtual annual stockholders meeting.
If you receive more than one Proxy Card or voting instruction form, it means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive. If you wish to consolidate accounts, please contact Computershare Trust Company, N.A. or your broker, bank or other nominee. We will announce preliminary voting results at the annual stockholders meeting and publish the final results in a Current Report on Form 8-K filed within four business days after the end of the annual stockholders meeting.
Shares Held of Record
If your shares are held in your name and you vote by granting a proxy, which is not subsequently revoked, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:
“FOR” Proposal 1: To elect three Class II directors to a three-year term to serve until the 2027 annual stockholders meeting;
“FOR” Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and to authorize the Company’s Audit Committee of the Board of Directors to determine their remuneration;
“FOR”: Proposal 3: To provide a non-binding, advisory vote to approve named executive officer compensation;
“EVERY YEAR” Proposal 4: To provide a non-binding, advisory vote to approve the frequency of holding future non-binding votes on named executive officer compensation; and
“AGAINST”: Proposal 5: A stockholder proposal, if properly presented at the meeting, to issue a report on tax payments.
If other matters properly come before the annual stockholders meeting, the proxy holders will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the annual stockholders meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.
  2024 Proxy Statement | 69

Shares Held in Street Name
If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this Proxy Statement. Like shares held of record, you may vote your shares held in street name at the virtual annual stockholders meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on these proposals. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters, except that your broker may exercise discretionary authority to vote your shares on routine proposals. The only routine proposal at this year’s virtual annual stockholders meeting is Proposal 2.
Revoking Your Proxy
Even after you have returned your proxy, you may revoke your proxy at any time before it is exercised by (1) submitting a written notice of revocation to our Corporate Secretary by mail to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, (2) submitting a duly executed proxy bearing a later date to our Corporate Secretary by mail to Kosmos
Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, (3) using the Internet voting website or the toll-free telephone number listed on the enclosed Proxy Card to deliver a duly executed proxy bearing a later date or (4) attending the virtual annual stockholders meeting and voting during the meeting, which suspends the powers of the proxy holder.
Quorum and Vote Required
The presence virtually or by proxy of two or more stockholders representing a majority of the total voting power of our issued and outstanding share capital entitled to vote shall constitute a quorum to conduct business at the virtual annual stockholders meeting.
For Proposal 1, the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the director nominees. Under our Bylaws, director nominees are elected by a majority of all votes cast, subject to the Company’s director resignation policy contained in our Corporate Governance Guidelines. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive more “FOR” votes than “AGAINST” votes (among votes properly cast in person or by proxy) will be elected.
For Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions will have no effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, brokers are permitted to vote on this proposal if they have not received instructions from the beneficial owners, and, therefore, there should be no broker non-votes with respect to this Proposal 2.
For Proposal 3, the advisory vote to approve the compensation of the Company’s named executive officers, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.
For Proposal 4, the advisory vote to approve the frequency of holding future non-binding, advisory votes on named executive officer compensation, you may vote “Every Year,” “Every 2 Years,” “Every 3 Years” or “ABSTAIN” from voting on the proposal. The affirmative vote of a majority of all votes cast will determine the preferred frequency for holding future advisory votes on named executive officer compensation. Abstentions and broker non-votes will have no effect on the proposal. The Board will consider the frequency choice that receives the plurality of votes cast if none of the frequency choices receives a majority.
For Proposal 5, the stockholder proposal to issue a report on tax payments, you may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on the
70 |   2024 Proxy Statement

proposal. This proposal requires the affirmative vote of a majority of all votes cast in favor of the matter. Abstentions and broker non-votes will have no effect on the proposal.
Cost of Solicitation
We will pay the cost of soliciting proxies for the annual stockholders meeting. Proxies may be solicited by the employees of Kosmos and our subsidiaries, without additional compensation, in person, or by mail, courier, telephone or email. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Morrow Sodali LLC has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $7,500, plus expenses.
Annual Report
Our 2023 Annual Report on Form 10-K, including consolidated financial statements as of and for the fiscal year ended December 31, 2023, is being distributed to all stockholders entitled to vote at the annual stockholders meeting, together with this Proxy Statement, in satisfaction of the requirements of the SEC, the Company’s Bylaws and Delaware law. Copies of the Annual Report on Form 10-K are available at no charge upon request. To obtain additional copies of the Annual Report on Form 10-K, please contact us at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or at telephone number +1 (214) 445-9600. The Annual Report on Form 10-K does not form any part of the materials for the solicitation of proxies. In addition, this Proxy Statement and our Annual Report on Form 10-K are available to you at no charge electronically under the SEC Filings link on the Investors’ page of our website at
www.kosmosenergy.com. The information on our website is not incorporated by reference into this Proxy Statement.
The Board is not aware of any matter to be presented for action at the annual stockholders meeting of the Company other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their best judgment on such matter. The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of the proposals described herein.
If you have any questions about the proxy materials or the annual stockholders meeting, please contact our Corporate Secretary at Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, or by telephone at +1 (214) 445-9600.
  2024 Proxy Statement | 71

HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, or by telephone at +1 (214) 445-9600. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their broker.
PROPOSALS OF STOCKHOLDERS FOR 2025 ANNUAL STOCKHOLDERS MEETING
Any stockholder desiring to present a stockholder proposal at our 2025 annual stockholders meeting and to have the proposal included in our related Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must send such proposal to Kosmos Energy Ltd., 8176 Park Lane, Suite 500, Dallas, Texas 75231, Attention: Corporate Secretary, so that it is received no later than December 26, 2024. All such proposals should be in compliance with SEC rules and regulations. We will only include in our proxy materials those stockholder proposals that we receive before the deadline and that are proper for stockholder action.
Although information received after such date will not be included in the proxy materials sent to stockholders, a stockholder proposal may still be presented at the annual stockholders meeting if such proposal complies with the Company’s Bylaws. In accordance with our Bylaws, stockholder proposals for director nominations and other business brought properly before an annual meeting may be brought before the annual stockholders meeting only if such proposal is made pursuant to written notice timely given to the Company’s Corporate Secretary accompanied by certain information. To be timely, a stockholder’s written notice must be received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual stockholders meeting. For stockholder proposals for the 2025 annual stockholders meeting, written notice must be received between February 6, 2025 and March 8, 2025. In addition to complying with the Company’s Bylaws, to nominate directors stockholders must give timely notice that complies with the additional requirements of Rule 14a-19, and which must be received no later than April 7, 2025.
BY ORDER OF THE BOARD OF DIRECTORS

Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary
April 25, 2024
Dallas, Texas
72 |   2024 Proxy Statement

Annex A: North American Exploration and Production Survey Companies
APA Corporation
Baytex Energy Corp.
Berry Corporation
California Resources Corporation
Callon Petroleum Company
Chesapeake Energy Corporation
Chord Energy Corporation
Civitas Resources, Inc.
CNX Resources Corporation
Comstock Resources, Inc.
Coterra Energy Inc.
Crescent Energy Company
Crescent Point Energy Corp.
Denbury Inc.
Devon Energy Corporation
Diamondback Energy, Inc.
Earthstone Energy, Inc.
Enerplus Corporation
EOG Resources, Inc.
EQT Corporation
Gulfport Energy Corporation
Hess Corporation
Kosmos Energy Ltd.
Magnolia Oil & Gas Corporation
Marathon Oil Corporation
Matador Resources Company
MEG Energy Corp.
Murphy Oil Corporation
National Fuel Gas Company
Occidental Petroleum Corporation
Ovintiv Inc.
Parex Resources Inc.
PDC Energy, Inc.
Permian Resources Corporation
Pioneer Natural Resources Company
Range Resources Corporation
Ring Energy, Inc.
SM Energy Company
Southwestern Energy Company
Talos Energy Inc.
Vital Energy, Inc.
CEO Compensation Reference Benchmarking (January 2023)
APA Corporation
California Resources Corporation
Callon Petroleum Company
Chord Energy Corporation
CNX Resources Corporation
Comstock Resources, Inc.
Magnolia Oil & Gas Corporation
Matador Resources Company
Murphy Oil Corporation
Range Resources Corporation
SM Energy Company
Southwestern Energy Company
Talos Energy Inc.
  2024 Proxy Statement | A-1

KOSMOS ENERGY

KOSMOS ENERGY LTD.
ATTN: CORPORATE SECRETARY
8176 PARK LANE, SUITE 500
DALLAS, TX 75231

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/05/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/05/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Elect Class II Directors to 3-year term

Nominees

	For	Against	Abstain
1A Adebayo O. Ogunlesi	▢	▢	▢
1B Deanna L. Goodwin	▢	▢	▢
1C Sir John Grant	▢	▢	▢

The Board of Directors recommends you vote 1 YEAR on the following proposal:	3 years	2 years	1 year	Abstain
4. To provide a non-binding, advisory vote to approve the frequency of holding future non-binding votes on named executive officer compensation.	▢	▢	▢	▢

The Board of Directors recommends you vote AGAINST the following proposal:	For	Against	Abstain
5 To provide a non-binding, advisory vote on a stockholder proposal regarding a report on tax payments.	▢	▢	▢

NOTE: The Company is making four proposals, none of which is contingent on each other, and there is one stockholder proposal to be voted on if properly presented at the meeting. If other matters properly come before the Annual Meeting of Stockholders or any adjournment or postponement of the meeting, the persons named in this proxy card will vote the shares represented by all properly executed proxies in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000638452_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2023 Annual Report on Form 10-K are available at www.proxyvote.com

KOSMOS ENERGY LTD.
Annual Meeting of Stockholders
June 6, 2024 8:00 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Andrew G. Inglis and Josh R. Marion, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of KOSMOS ENERGY LTD. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held via virtual-only format at www.virtualshareholdermeeting.com/KOS2024 at 08:00 AM eastern daylight time on June 6, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000638452_2 R1.0.0.6